Exhibit 10.13

Execution Version

PROCAPS S.A.

US$116,488,204.60

6.75% Guaranteed Senior SECURED Notes due December 31, 2029

Guaranteed by

PROCAPS GROUP, S.A.,

as Parent Guarantor, AND

certain Subsidiary Guarantors

AMENDED AND RESTATED

Note Purchase and Guarantee Agreement

Dated APRIL 9, 2025

(amending and restating that certain Note Purchase and Guarantee Agreement dated November 5, 2021, as amended)

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TABLE OF CONTENTS (Cont’d.)

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TABLE OF CONTENTS (Cont’d.)

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TABLE OF CONTENTS (Cont’d.)

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TABLE OF CONTENTS (Cont’d.)

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Schedule A	—	Defined Terms
Schedule B	—	Restatement Date Subsidiary Guarantors
Schedule C	—	Form of Subsidiary Guarantor Joinder Agreement
Schedule 1-A	—	Form of Note
Schedule 1-B	—	Form of Pagaré
Schedule 1-C	—	Form of Instruction Letter
Schedule 5.3	—	Disclosure Documents
Schedule 5.4	—	Subsidiaries of the Parent Guarantor and Ownership of Subsidiary Stock
Schedule 5.5	—	Financial Statements
Schedule 5.11	—	Licenses, Permits, Etc
Schedule 5.15	—	Existing Indebtedness; Future Liens
Schedule 8.1	—	Amortization Schedule
Schedule 9.16	—	Post-Closing Covenants
Schedule 10.5(a)	—	Existing Liens
Schedule 10.5(b)	—	Material Property
Schedule 10.5(c)	—	Existing Leases
Purchaser Schedule	—	Information Relating to Purchasers

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PROCAPS S.A.

Calle 80 No. 78B-201, Barranquilla, Colombia

PROCAPS Group, S.A.

9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg

Guaranteed Senior Notes due December 31, 2029

April 9, 2025

To Each of the Purchasers Listed in
the Purchaser Schedule Attached Hereto:

Ladies and Gentlemen:

Procaps S.A., a sociedad anónima organized under the laws of Colombia (the “Company”), Procaps Group, S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B253360 (the “Parent Guarantor”), each of the entities set forth on Schedule B (collectively, the “Restatement Date Subsidiary Guarantors”) and each Subsidiary that becomes a Subsidiary Guarantor after the Restatement Date, jointly and severally agree with each of the Purchasers as of the Restatement Date as follows:

Section 1. BACKGROUND; AMENDMENTS; guaranties aND SECURITY

Section 1.1 Background. The Company, the Parent Guarantor, certain of the Restatement Date Subsidiary Guarantors, and the Purchasers are party to that certain Note Purchase and Guarantee Agreement, dated November 5, 2021 (as amended by the First Amendment to Note Purchase and Guarantee Agreement, dated January 12, 2022, the Second Amendment to Note Purchase and Guarantee Agreement, dated February 28, 2022, the Waiver and Third Amendment to Note Purchase Agreement, dated November 1, 2022, and the Waiver and Fourth Amendment, dated March 29, 2024, and as further amended, restated, amended and restated, supplemented or modified prior to the date hereof, the “Existing Agreement”) pursuant to which the Company issued US$115,000,000 aggregate principal amount of its Guaranteed Senior Notes due November 12, 2031 (the “Existing Notes”). As of the Restatement Date, the aggregate outstanding principal amount of the Existing Notes, including capitalized interest (which is $0 in the aggregate) and the Existing Notes Make-Whole Amount (which is $1,488,204.60 in the aggregate) is $116,488,204.60, and the accrued and unpaid interest thereon, including interest accrued thereon at the Default Rate, is (x) prior to the consummation of the Notes Closing Equity Issuance, equal to the Notes Closing Equity Issuance Consideration Amount (the “Holdover Interest”) and (y) immediately following the consummation of the Notes Closing Equity Issuance, $0.

Section 1.2 Amendment and Restatement of Existing Agreement.

(a) Subject to the satisfaction of the conditions set forth in Section 4, the parties hereto hereby agree that, effective as of the Restatement Date, this Agreement shall, and hereby does, amend, restate and replace in its entirety the Existing Agreement which, as so amended and restated by this Agreement, continues in full force and effect without rescission or novation thereof. The parties hereto hereby acknowledge and agree that the amendments to the Existing Agreement set forth herein could have been effected through an amendment agreement or other instrument amending such agreement and, for convenience, the parties hereto have agreed to restate the terms and provisions of the Existing Agreement, as amended hereby, pursuant to this Agreement. Subject to the satisfaction of the conditions set forth in Section 4, effective as of the Restatement Date, all outstanding Notes shall be outstanding under this Agreement.

(b) Notwithstanding the foregoing clause (a), the representations and warranties of the Company, Parent Guarantor and the Original Subsidiary Guarantors (as defined in the Existing Agreement) set forth in Section 5 of the Existing Agreement shall survive the amendment and restatement of the Existing Agreement, and the representations and warranties of the Obligors set forth in Section 5 of this Agreement shall be additional representations and warranties of the Obligors. Further, the representations and warranties of the Purchasers with respect to the Existing Notes set forth in Section 6 of the Existing Agreement shall be deemed to survive the amendment and restatement of the Existing Agreement.

(c) Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 24.4 shall govern.

Section 1.3 Amendment to Existing Notes. Subject to the satisfaction of the conditions set forth in Section 4, the parties hereto hereby agree that, effective as of the Restatement Date, each Existing Note shall be, and is hereby, amended to conform to the form of Existing Note set forth in Schedule 1-A. The Obligors shall execute and deliver new Existing Notes in exchange for the outstanding Existing Notes in accordance with Section 4.6.

Section 1.4 Guarantees; Security. The obligations of the Company under this Agreement and the Notes shall be guaranteed by the Guarantors as provided in Section 15. The Notes and any other Indebtedness permitted to be secured by the collateral under the Pari Passu Intercreditor Agreement will be ratably secured by a Lien on certain assets of the Company and the Guarantors pursuant to the Collateral Documents.

Section 1.5 Purchasers’ Obligations Several. The Purchasers’ obligations under this Agreement and the other Finance Documents are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 1.6 Waiver of Existing Events of Default. Effective as of the Restatement Date and subject to the terms and conditions set forth herein, each of the Purchasers hereby waives the Restatement Date Defaults. The consent and waivers set forth above are limited to the express terms hereof, and nothing in this Agreement shall be deemed a waiver by any Purchaser with respect to any other term, condition, representation, covenant, undertaking or other provision of this Agreement or any other Finance Document or any of the other agreements, documents or instruments executed and delivered in connection therewith. The consent and waivers set forth above shall not be deemed to be a course of action upon which any Obligor or any other Person may rely in the future, and each Obligor hereby expressly waives any claim to such effect. The Purchasers reserve the right to exercise any rights and remedies available to them in connection with any present or future defaults or events of default under this Agreement or any other Finance Document.

Section 1.7 Capitalization of Existing Make-Whole Amount. The Obligors and the Purchaser hereby agree that the Existing Notes Make-Whole Amount of US$1,488,204.60 shall be automatically paid by the Obligors on the Restatement Date by capitalizing such Existing Notes Make-Whole Amount and adding such Existing Notes Make-Whole Amount pro rata to the principal amount of each Note outstanding on the Restatement Date. The Existing Notes Make-Whole Amount capitalized to any Note Loan pursuant to this Section 1.7 shall, once capitalized on the Restatement Date, bear interest as provided hereunder as of it had originally been part of the outstanding principal of any such Note.

Section 1.8 Forgiveness of Accrued Interest. Effective as of the Restatement Date, all accrued and unpaid interest on the Existing Notes as of the Restatement Date, including interest accrued thereon at the Default Rate, but excluding any Holdover Interest, is hereby cancelled, forgiven and released.

Section 2. [Reserved]

Section 3. [RESERVED]

Section 4. CONDITIONS TO EFFECTIVENESS

This Agreement shall become effective as of the Restatement Date (the “Restatement Date”) subject to the fulfilment to each Purchaser’s satisfaction, on or prior to the date hereof, of the following conditions (with each of the documents referred to below being in form and substance satisfactory to the Purchasers):

Section 4.1 Representations and Warranties. The representations and warranties of the Obligors in this Agreement shall be correct at the Restatement Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been correct as of such earlier date). The statements of the Obligors and their respective officers or other representatives made in any certificates delivered as of the Restatement Date pursuant to this Agreement shall be true and correct on and as of the Restatement Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been correct as of such earlier date).

Section 4.2 Performance; No Default. Each Obligor shall have performed and complied with all agreements and conditions contained in this Agreement and the other Finance Documents required to be performed or complied with by it prior to or at the Restatement Date. No Default or Event of Default shall have occurred and be continuing as of the Restatement Date.

Section 4.3 Closing Certificates; Powers of Attorney.

(a) Officer’s Certificate. The Parent Guarantor shall have delivered to such Purchaser an Officer’s Certificate of the Parent Guarantor, dated the Restatement Date, (i) certifying that the conditions specified in Section 4.1, Section 4.2 and Section 4.9 have been fulfilled and (ii) certifying that (A) there is no More Favorable Provision in effect on the Restatement Date or (B) setting forth a description of each More Favorable Provision in effect on the Restatement Date (including any defined terms used therein) and related explanatory calculations, if applicable.

(b) Secretary’s or Director’s Certificates. Subject to Section 9.16, each Obligor shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate person, dated the Restatement Date, certifying as to:

(i) the resolutions attached thereto and other corporate or other entity proceedings (which, in relation to each Spanish Guarantor, shall be raised to the status of a Spanish Public Document), as applicable, relating to the authorization, execution and delivery of each Finance Document to which such Obligor is a party, including, to the extent applicable, resolutions of the shareholders of such Obligor,

(ii) such Obligor’s organizational documents as then in effect (in the case of the Parent Guarantor, including, but not limited to, copies of its organizational documents certified by a Responsible Officer of the Parent Guarantor and the electronic excerpt (extrait) from the Luxembourg Trade and Companies Register (the “RCS”) and the certificate the non-registration of judicial decision or administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) from the Luxembourg Insolvency Register (Registre de l’insolvabilité) held and maintained by the RCS pertaining to the Parent Guarantor),

(iii) the signatures and incumbency of relevant officers of such Obligor, or other authorized persons acting on behalf of such Obligor, executing any Finance Document to which such Obligor is a party,

(iv) to the extent applicable, the due issuance of any power of attorney required for the execution of any Finance Document to which such Obligor is a party;

(v) to the extent applicable, such Obligor’s good standing, attaching a certificate of good standing (or equivalent certificates) from the applicable secretary of state of the state of organization or formation of each Obligor.

(vi) such other certifications or confirmations as such Purchaser may reasonably require.

Section 4.4 Opinions of Counsel. Subject to Section 9.16, such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Restatement Date from (i) Greenberg Traurig, LLP, U.S. special counsel for the Obligors, (ii) Philippi Prietocarrizosa Ferrero DU & Uría, Colombian special counsel for the Obligors, (iii) Arendt & Medernach S.A., Luxembourg special counsel for the Parent Guarantor, (iv) Demarest Avogados, Brazilian special counsel for the Obligor organized in Brazil, (v) Arias & Muños, El Salvador special counsel for the Obligors organized in El Salvador, (vi) Osterling Abogados, Peruvian special counsel for the Obligor organized in Peru, (vii) CA Legal Services (Arias), Panamanian special counsel for the Obligor organized in Panama, (viii) Camilleri Preziosi Advocates, Maltese special counsel for the Obligor organized in Malta and (ix) Gómez-Acebo & Pombo Abogados, S.L.P., Spanish special counsel for the Obligors organized in Spain (and each Obligor hereby instructs its counsel to deliver such opinions to the Purchasers).

Section 4.5 Amended and Restated Credit Agreements. Each of the Purchasers shall have received fully executed copies of each of those Local Category IV Credit Agreements certified by an Officer’s Certificate, dated the Restatement Date, as correct and complete.

Section 4.6 Exchange of Existing Notes. Contemporaneously with the Restatement Date, in exchange for each original Existing Note, the Company shall have executed and delivered, as issuer, a new Existing Note in the form set forth in Schedule 1-A, except that the payee (other than any “payee” that is an Affiliate of such payee), principal amount and registration number shall be the same as set forth in the Existing Note being exchanged.

Section 4.7 Payment of Fees. Without limiting Section 17.1, the Parent Guarantor or the Company shall have paid (or arranged for the payment out of the proceeds of the Notes), on or before the Closing (i) all fees set forth in the Collateral Agent Fee Letter, (ii) all reasonable fees, charges and disbursements of (A) Baker & McKenzie, LLP, the Purchasers’ U.S. special counsel, and (B) each local counsel engaged by the Purchasers in connection with the Closing, in each case to the extent reflected in a statement of such counsel rendered to the Parent Guarantor or the Company at least one Business Day prior to the Closing, (iii) all reasonable fees, charges, and disbursements of any notary public engaged by the Purchasers or their counsel in connection with the Closing, and (iv) all other reasonable fees, expenses and documentary and similar taxes payable by the Obligors and their Subsidiaries in connection with the Closing in respect of the transactions contemplated by this Agreement and the other Finance Documents.

Section 4.8 Amended and Restated Agreement. Each of the Company, the Parent Guarantor and each Restatement Date Subsidiary Guarantor shall have duly executed and delivered to each Purchaser an executed counterpart of this Agreement.

Section 4.9 Changes in Corporate Structure. Since June 30, 2024, no Obligor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity.

Section 4.10 [Reserved].

Section 4.11 Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by the Process Agent of the appointment and designation provided for in Section 24.7(e) for the period from the Restatement Date to a date that is at least one year after the Maturity Date of the Notes (and the payment in full of all fees in respect thereof).

Section 4.12 Pagarés. With respect to the Note or Notes, as applicable, to be exchanged on the Restatement Date, such Purchaser shall have received one Pagaré, executed by the Company, as issuer, and the Parent Guarantor and each Restatement Date Subsidiary Guarantor, as guarantors (avalista), payable to such Purchaser (or its nominee), notarized by a Colombian notary public.

Section 4.13 Instruction Letters. With respect to the Pagaré to be issued to it at the Restatement Date, such Purchaser shall have received an Instruction Letter executed by the Company, the Parent Guarantor and each Restatement Date Subsidiary Guarantor, in favor of such Purchaser (or its nominee), notarized by a Colombian notary public.

Section 4.14 KYC Information. Such Purchaser shall have received all documentation (including U.S. Internal Revenue Service Forms W-9 or other applicable U.S. Internal Revenue Service forms) and other information with respect to the Obligors required by it in connection with “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 4.15 [Reserved].

Section 4.16 Proceedings and Documents. All corporate, private limited liability company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.17 Collateral Documents. Subject to Section 9.16, each of the Obligors shall have executed and delivered to the Collateral Agent acting as security trustee in terms of the Intercreditor Agreement each Collateral Document to which it is a party and each Purchaser shall have received copies of the fully executed counterparts thereof, and shall have received  evidence of the completion of all actions as the Purchasers shall require to perfect the Liens created pursuant to the Collateral Documents, including (i) the delivery to the Collateral Agent acting as security trustee in terms of the Intercreditor Agreement of all property with respect to which possession is necessary or desirable for the purpose of perfecting such Liens, (ii) the filing of appropriately completed and duly authorized Uniform Commercial Code financing statements and registrations with the registry of security interests of Colombia (Registro de Garantías Mobiliarias) and such other financing statements and instruments to ensure a fully perfected Liens, (iii) with respect to all collateral constituting certificated equity interests and in the case of Collateral constituting Equity Interests issued by any Obligor organized under the laws of Colombia, evidence of registration of the first-priority security interest created pursuant to each applicable Collateral Document in the stock ledger of the applicable Obligor in any Obligors or any of their Subsidiaries, delivery to the Collateral Agent acting as security trustee in terms of the Intercreditor Agreement of original stock certificates and stock transfer powers with regard to all of the applicable equity interests, (iv) with respect to all collateral consisting of Intellectual Property, delivery to the Collateral Agent of appropriate documents to be filed in the U.S. Patent and Trademark Office, the United States Copyright Office or such other applicable foreign office, as applicable, and (v) with respect to any Mortgage evidence of the public deed executed for the granting of such collateral or the transferring of such collateral to the applicable security trust and evidence of filing and payment of applicable notary fee, stamp and registration Taxes applicable for such registration.

Section 4.18 Closing Equity Issuance. The Notes Closing Equity Issuance shall have been consummated in a form reasonably satisfactory to the Purchasers, in full satisfaction of the Holdover Interest.

Section 4.19 Intercreditor Agreement. The Purchasers and the Collateral Agent shall have received a fully executed copy of the Pari Passu Intercreditor Agreement.

Section 4.20 Insurance. Subject to Section 9.16, the Purchasers and Collateral Agent shall have received certificates of insurance satisfactory to such holder in all respects evidencing the existence of all insurance required to be maintained by the Purchasers pursuant to the terms of this Agreement and all other terms of the Finance Documents, together with lender loss payable endorsements in favor of the Collateral Agent and additional insured endorsements in favor of the Collateral Agent.

Section 4.21 Closing Equity Contribution. The Closing Equity Contribution shall have been consummated, which Closing Equity Contribution shall be made in at least the amount set forth in the definition thereof.

Section 4.22 Release of Convertible Note Collateral. The Obligors shall have delivered evidence (including any UCC filings or other termination statements), in form and substance reasonably satisfactory to the Purchasers, that all security granted under the Convertible Note Purchase Agreement shall have been discharged and released, and all Collateral shall have been returned to the Parent Guarantor.

Section 4.23 Unaudited 2023 Financials. Duplicate copies of, (i) an unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the fiscal year ending December 31, 2023, and (ii) unaudited consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries, for such fiscal year, setting forth, in each case, in comparative form the figures for the corresponding periods in the fiscal year 2022, all in reasonable detail, prepared in accordance with IFRS applicable to financial statements generally, and certified by a Senior Financial Officer of the Parent Guarantor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows.

Section 5. Representations and Warranties of the obligors.

The Parent Guarantor, on behalf of itself and all Obligors, and each Obligor on behalf of itself, represents and warrants to each Purchaser as of the Restatement Date that:

Section 5.1 Organization; Power and Authority. Each Obligor is a sociedad anónima, société anonyme, sociedade limitada, sociedad de responsabilidad limitada, private limited liability company, public limited liability company, corporation or other limited liability entity (as applicable) duly organized, or incorporated and validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate or other entity power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver each Finance Document to which it is a party and to perform the provisions thereof.

Section 5.2 Authorization, Etc. Each Finance Document to which an Obligor is a party has been duly authorized by all necessary corporate, private limited liability company or other entity action on the part of such Obligor, and this Agreement constitutes, and upon execution and delivery thereof each other Finance Document to which an Obligor is a party will constitute, a legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, judicial or extrajudicial recovery, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3 Disclosure. This Agreement, the other Finance Documents, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Obligors prior to or at the time this representation is made in connection with the transactions contemplated hereby and by the Existing Agreement and identified in Schedule 5.3 (this Agreement, the other Finance Documents, and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Notwithstanding the foregoing, the Obligors make no representation or warranty with respect to any financial projections, forecasts, general economic and market estimates or forward looking-information included in the Disclosure Documents, except that such information was prepared in good faith based upon reasonable assumptions that take into account all material matters and sensitivities of which an Obligor is aware concerning the Group and the markets in which the Group is carrying on, or is expecting or proposing to carry on, business.

Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of: (i) the Parent Guarantor’s Subsidiaries as of the Restatement Date, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Parent Guarantor and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Parent Guarantor’s and the Company’s Affiliates, other than the Parent Guarantor’s Subsidiaries, and (iii) the Parent Guarantor’s and the Company’s directors and senior officers.

(b) All of the outstanding shares of capital stock or similar Equity Interests of each Subsidiary shown in Schedule 5.4 as being owned by an Obligor and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by an Obligor or a Subsidiary free and clear of any Lien that is not permitted by Section 10.5.

(c) Each Subsidiary (other than an Obligor) is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other organizational power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to any of the Obligors or any of their respective Subsidiaries that owns outstanding Equity Interests of such Subsidiary.

(e) With respect to each Subsidiary over whose capital stock or similar equity interests a Collateral Document creates, or purports to create, a Lien, such Subsidiary’s organizational and governing documents do not restrict or inhibit any transfer of any of its equity interests or creation or enforcement of the Liens created, or purported to be created, by the Collateral Documents.

Section 5.5 Financial Statements; Material Liabilities. The Obligors have delivered to each Purchaser copies of the financial statements listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the applicable Obligor and its Subsidiaries as of the respective dates specified in Schedule 5.5 and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with IFRS consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). None of the Obligors nor any of their respective Subsidiaries have any Material liabilities that are not disclosed in the Disclosure Documents.

Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Obligors of the Finance Documents to which an Obligor is a party, the consummation of the transactions contemplated thereby, and the granting of the Liens purported to be created by the Collateral Documents, do not and will not (i) contravene, result in any breach of, or constitute a default under, or, except for the Liens created by the Collateral Documents, result in the creation of any Lien in respect of any property of any of the Obligors or any of their respective Subsidiaries under, (x) any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, (y) corporate charter, memorandum of association, articles of association, regulations or by-laws, shareholders agreement or (z) any other agreement or instrument to which any of the Obligors or any of their respective Subsidiaries is bound or by which any of the Obligors or any of their respective Subsidiaries or any of their respective properties may be bound or affected (other than any constitutional document), (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any of the Obligors or any of their respective Subsidiaries or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any of the Obligors or any of their respective Subsidiaries, in the case of clauses (i)(x) and (i)(z), expect for any conflict, breach or violation that could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

Section 5.7 Governmental Authorizations, Etc.

(a) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of any Finance Document to which an Obligor is a party, including any thereof required in connection with the obtaining of Dollars to make payments under this Agreement or the Notes and the payment of such Dollars to Persons resident in the United States of America, other than (i) a filing by the Company with the Colombian Central Bank (Banco de la República) of (A) an amendment to the public external indebtedness report on Form No. 6 (Formulario 6) with respect to the issuance of the Notes and (B) an external indebtedness minimum information report (Declaración de Cambio) with respect to each payment on the Notes, (ii) registration of the security interests over Colombian movable property with the registry of security interests of Colombia (Registro de Garantía Mobiliaria), over intellectual property with the applicable intellectual property Colombian Governmental Authority and of Mortgages with the applicable real estate office (oficina de registro de instrumentos públicos), and (iii) those consents, approvals, authorizations, registrations, declarations and filings that have been obtained or made on or prior to the Restatement Date.

(b) It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in the jurisdiction of organization of any Obligor of any Finance Document to which an Obligor is a party that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax other than any applicable de minimis Court Filing Duty that may be required in connection with admissibility into evidence; provided that (i) in order for any document written in a language other than Spanish to be admissible into evidence before a Colombian, Spanish or Peruvian court, such document must be translated into Spanish by an official translator, (ii) in order for any Finance Document executed outside Brazil to be admissible into evidence before a Brazilian Governmental Authority and a Brazilian court, it must (A) have the notarization of the signatures of the parties signing outside Brazil by an official public notary of the respective country of origin of such document, (B) be apostilled by the competent authority of the respective country of origin of the document or, in case such country of origin is not a signatory of the Hague Convention Abolishing the Requirement of Legalisation for Foreign Public Documents, the signatures of the parties must be certified by the competent Brazilian consulate located in the country of origin, (C) be translated into Portuguese by a publicly sworn translator (tradutor público juramentado) and (D) be registered together with its respective official translation into the Portuguese language with the appropriate Registry of Deeds and Documents (Registro de Títulos e Documentos), (iii) in order for any document written in a language other than Spanish to be admissible into evidence before a Salvadoran court, such document must be translated into Spanish, notarized by a Salvadoran notary public and apostilled by the competent Governmental Authority of the respective country of origin of such document or, in case such country of origin is not a signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents, the signatures of the parties must be certified by the competent Salvadoran consulate located in the country of origin, (iv) in order for any Finance Document to be admissible into evidence before a Luxembourg court or public authority (autorité constituée), such Finance Document must be accompanied by a complete or partial translation into French, German or Luxembourgish by an official translator and a Luxembourg court may always require that the parties produce the original of the Finance Document on the basis of which a claim is made. The registration of the Finance Documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines et de la TVA in Luxembourg will be required where the Finance Documents are either (A) attached as an annex to an act (annexés à un acte) that itself is subject to mandatory registration or (B) deposited in the minutes of a notary (déposés au rang des minutes d’ un notaire), in which case the Finance Documents will be subject to registration duties, at a fixed rate or an ad valorem rate, depending on the nature of the Finance Documents. Such Luxembourg registration duties will also be payable in the case of voluntary registration of the Finance Documents with the Administration de l’Enregistrement et des Domaines et de la TVA in Luxembourg, and (v) in order for any document written in a language other than Spanish to be admissible into evidence before a Panamanian court, such document must be translated into Spanish by a Panamanian public translator, notarized by a Panamanian notary public (if signed in Panama); if the document is signed outside Panamanian territory, such document must be apostilled by the competent Governmental Authority of the respective country of origin of such document or, in case such country of origin is not a signatory of the Hague Convention Abolishing the Requirement of Legalization for Foreign Public Documents, the signatures of the parties must be certified by the competent Panamanian consulate located in the country of origin.

Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of any Obligor, threatened against or affecting any of the Obligors or any of their respective Subsidiaries or any property of any of the Obligors or any of their respective Subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) None of the Obligors nor any of their respective Subsidiaries is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority binding upon it or its property, or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16, as applicable), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9 Taxes.

(a) The Obligors and their respective Subsidiaries have filed, or caused to be filed, all income and other material tax returns that are required by applicable law to have been filed by or with respect to any of them in any jurisdiction, and have paid all taxes shown to be due and payable by or with respect to any of them on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which any such Obligor or Subsidiary, as the case may be, has established adequate reserves in accordance with IFRS. No Obligor knows of any basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of U.S. federal, state or other taxes as are applicable to them for all fiscal periods are adequate in all material respects.

(b) No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of the jurisdiction of organization of any Obligor or any political subdivision of any thereof will be incurred by any Obligor or any holder of a Note as a result of the execution or delivery of any Finance Document to which an Obligor is a party and no deduction or withholding in respect of Taxes imposed by or for the account of the jurisdiction of organization of any Obligor or, to the knowledge of the Obligors, any other Taxing Jurisdiction, is required to be made from any payment by any Obligor under this Agreement or, with respect to the Company only, the Notes except (i) in the case of any payment of the Guaranteed Obligations by any Guarantor, any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Luxembourg, Malta, Brazil, Spain, Peru or El Salvador arising out of circumstances described in clauses (i) through (vi) of Section 13(b); (ii) in the case of any payment of the Guaranteed Obligations made by a Guarantor organized in Brazil, or any payment that is considered sourced in Brazil, (A) Brazilian withholding income tax at a rate of up to 25%, provided that a reduced rate will apply to residents not located in low tax jurisdictions and may apply in case of payments to residents in countries with Treaties to Avoid Double Taxation signed with Brazil, (B) in case of payment of Guaranteed Obligations deemed service fees or reimbursements of expenses, the Brazilian withholding income tax, the Contribution to the Social Integration Plan on imports (“PIS - Importação”), Contribution for Social Security Financing on imports (“COFINS - Importação”), Tax on Services on imports of services ( “ISS”), and Contribution for Intervention in the Economic Domain (“CIDE”); and/or (C) IOF/Exchange Tax (the “IOF/Exchange Tax”) at a rate, as of November 5, 2021, of 0.38% as a result of the conversion of Brazilian reais into foreign currency; (iii) in the case of any payment of the Guaranteed Obligations deemed to be interest made by a Guarantor that is a resident of El Salvador, or any such payment that is considered sourced in El Salvador, withholding taxes payable on payments of interest, and taxes payable on commissions and fees, made by such Guarantor to a holder of a Note that is not domiciled in El Salvador for tax purposes, as follows: (A) 20% income tax withholding on the payment of interest and 13% of Value Added Tax (VAT) to a holder of a Note that is not located in a jurisdiction with a low or null taxation regime or “tax haven” (as determined by the applicable regulations issued by the Salvadoran Ministerio de Hacienda), and (B) 25% income tax withholding on the payment of interest and 13% of Value Added Tax (VAT) to a holder of a Note that is located in a tax haven (as determined by the applicable regulations issued by the Salvadoran Ministerio de Hacienda); (iv) in the case of any payment of the Guaranteed Obligations deemed to be interest made by a Guarantor that is resident on Peru, withholding taxes payable on payments of interest, and taxes payable on commissions and fees, made by such Guarantor to a holder of a Note that is not domiciled in Peru for tax purposes, as follows: 30% income tax withholding on the payment of interest, and (v) in the case of any payment of the Guaranteed Obligations deemed to be interest made by a Guarantor that is a resident of Panama, or any such payment that is considered sourced in Panama, withholding taxes as follows: (i) a 12.5% income tax withholding on payment of interest, and (ii) 7% of Value Added Tax (VAT) on commissions and fees, when such payments are made by the Guarantor to a holder of a Note that is not domiciled in Panama for tax purposes; provided that, in the case of each of clauses (i) – (v) inclusive above, the holders of the Notes will benefit from the tax gross-up requirements set forth in Section 13 (subject to the limitations set forth therein). For avoidance of doubt, no deduction or withholding in respect of Taxes imposed by or for the account of Colombia is required in connection with interest payments under the Notes in accordance with ruling No. 032227 issued by the Colombian Dirección de Impuestos y Aduanas Nacionales DIAN (the “Colombian Tax Authority”) on November 25, 2016. In this ruling, the Colombian Tax Authority concluded that non-Colombian tax resident noteholders are not subject to withholding on interest payments in Colombia.

Section 5.10 Title to Property; Leases. Each of the Obligors and their respective Subsidiaries have good and valid fee simple title to their respective owned real properties that individually or in the aggregate are Material, as set forth on Schedule 10.5(b) (collectively, the “Owned Real Property”), or good valid leasehold interests in their respective leased real properties (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by any of the Obligors or any of their respective Subsidiaries after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens not permitted by Section 10.5. All leases with respect to Leased Real Property set forth on Schedule 10.5(c) (collectively, the “Real Property Leases”) that individually or in the aggregate are Material to any of the Obligors or any of their respective Subsidiaries are valid and subsisting and are in full force and effect in all material respects. No Obligor or Subsidiary is in default under any Real Property Lease. The applicable Obligor or Subsidiary is the sole legal and beneficial owner or lessee of the assets or Real Property over which it grants, or purports to grant, Liens pursuant to the Collateral Documents. No Obligor or Subsidiary has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of any Real Property. There are no rights of first refusal, rights of first offer, or options to purchase in connection with any Real Property. No Obligor or Subsidiary has received notice of any proposed condemnation proceeding and there is no condemnation proceeding threatened with respect to any Real Property. The applicable Obligor or Subsidiary is in peaceful and undisturbed possession of its respective Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of any Obligor or Subsidiary to use such Real Property for its current purposes. The Obligors have delivered to Purchasers accurate and complete copies of all deeds or other recorded instruments and all Real Property Leases by which the applicable Obligor or Subsidiary acquired its interest in its respective Real Property.

Section 5.11 Licenses, Permits, Etc.

(a) Each of the Obligors and their respective Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

(b) Except as set forth on Schedule 5.11, to the best knowledge of each Obligor, no product or service of any of the Obligors or any of their respective Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of each Obligor, there is no Material violation by any Person of any right of any of the Obligors or any of their respective Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by any of the Obligors or any of their respective Subsidiaries.

Section 5.12 Compliance with ERISA.

(a) Each Obligor and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.No Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA) except for any such liability that would not result in a Material Adverse Effect, and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value within the meaning of Section 3 of ERISA of the aggregate benefit liabilities within the meaning of Section 4001 of ERISA under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value within the meaning of Section 3 of ERISA of the assets of such Plan allocable to such benefit liabilities by an amount that would result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the applicable Obligor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that would result in a Material Adverse Effect.

(c) The Obligors and their respective ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate would result in a Material Adverse Effect or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate would result in a Material Adverse Effect.

(d) The expected postretirement benefit obligation (determined as of the last day of the applicable Obligor’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of any Obligor and its Subsidiaries would not result in a Material Adverse Effect.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve a non-exempt prohibited transaction under Section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to acquire the Notes to be acquired by such Purchaser.

(f) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by any Obligor and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.

Section 5.13 Private Offering by the Company. No Obligor nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than ten (10) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. No Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction. Without limiting the foregoing, no Obligor nor anyone acting on its behalf has offered or sold any Note, or will offer or sell any Note, to any Person in any Obligor Jurisdiction other than the United States.

Section 5.14 Use of Proceeds; Margin Regulations. The Company applied the proceeds of the sale of the Existing Notes hereunder to the repayment in full of certain existing Indebtedness of the Company and its Subsidiaries, to the payment of transaction fees and expenses related to the issuance of the Notes and for general corporate purposes of the Company and its Subsidiaries. None of the proceeds of the sale of the Notes was or will be used to finance a Hostile Tender Offer. No part of the proceeds from the sale of the Notes hereunder was or will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve any Obligor in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Parent Guarantor and its Subsidiaries and the Parent Guarantor does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15 Existing Indebtedness; Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Obligors and their respective Subsidiaries as of the Restatement Date (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of any Obligor or any Subsidiary. None of the Obligors nor any of their respective Subsidiaries is in default, and no waiver of default is currently in effect (except as expressly set forth in Section 1.6 of this Agreement and in the Local Category IV Credit Agreements, in each case, as in effect on the Restatement Date), in the payment of any principal or interest on any Indebtedness of any Obligor or any Subsidiary and no event or condition exists with respect to any Indebtedness of any Obligor or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except for Liens securing Indebtedness existing prior to the Restatement Date as disclosed on Schedule 5.15, none of the Obligors nor any of their respective Subsidiaries has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) None of the Obligors nor any of their respective Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of any Obligor or any Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any Obligor, except as disclosed in Schedule 5.15.

Section 5.16 Foreign Assets Control Regulations, Etc.

(a) No Obligor nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified by any competent Governmental Authority that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or any Obligor Jurisdiction or any other applicable jurisdiction.

(b) No Obligor nor any Controlled Entity (i) has violated, been found by the competent Governmental Authority to be in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Obligors’ knowledge, is under investigation by any applicable Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or any similar or equivalent legislation in the jurisdiction of incorporation of the Obligors.

(c) No part of the proceeds from the sale of the Notes hereunder:

(i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Obligor or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

It is acknowledged and agreed by each Purchaser that the representations and undertakings made pursuant to this subsection (c) by any Obligor organized in a European Union country or the United Kingdom are only sought and given for the benefit of the Purchasers to the extent that to do so would not result in any violation of, or conflict with, the EU Blocking Regulation or, as the case may be, the UK Blocking Regulation.

(d) Each Obligor has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure compliance by the Parent Guarantor and each Controlled Entity with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

Section 5.17 Investment Company. No Obligor is an “investment company” or a company controlled by an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

Section 5.18 Environmental Matters.

(a) None of the Obligors nor any of their respective Subsidiaries has knowledge of any claim or has received any written notice of any claim against any such Person and no proceeding has been instituted and is still pending (in whole or in part) asserting any claim against any such Person or any of its respective Real Property or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, as could, individually or in the aggregate, not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Obligors nor any of their respective Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to Real Property now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) None of the Obligors nor any of their respective Subsidiaries has stored any Hazardous Materials on Real Property now or formerly owned, leased or operated by any of them resulting in any violation of any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d) None of the Obligors nor any of their respective Subsidiaries has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(e) All buildings on all Real Property are in compliance with the applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.19 Ranking of Obligations. Each Obligor’s payment obligations under this Agreement, the Pagarés and, with respect to the Company only, the Notes will, upon issuance of the Notes and the Pagarés, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the relevant Obligor, except, in each case, for such payment obligations that are mandatorily preferred by operation of bankruptcy, insolvency, liquidation, judicial or extrajudicial recovery or similar laws of general application.

Section 5.20 Solvency. Each Obligor individually and the Group on a consolidated basis is and, after giving effect to the issuance of the Notes, the execution and delivery of the Finance Documents and the consummation of the transactions contemplated thereby, and the Closing Equity Contribution, will be Solvent.

Section 5.21  No Immunity. None of the Obligors nor any of their respective Subsidiaries has the right to claim for itself or any of its assets immunity of any kind with respect to jurisdiction, enforcement, seizure, service of process or other similar generally applicable legal rules, subject to, in the case of members of the Group organized in Colombia, article 594 of the Colombia General Process Code (Código General del Proceso) or other Colombian laws providing that certain assets are non-attachable.

Section 5.22 Absence of Currency Exchange Controls. There are no restrictions or requirements under the laws or regulations of any jurisdiction in which an Obligor is organized that limit the availability of foreign currency, or require any governmental authorization for or otherwise restrict the transfer of foreign currency out of such jurisdiction, except that payments made by any Guarantor organized in Brazil under the Finance Documents with funds held in Brazil are subject to the closing of a foreign exchange transaction, which must be carried out by a financial institution in Brazil authorized by the Brazilian Central Bank to deal in the exchange market, and comply with the requirements imposed by such financial institution and the Brazilian regulations then in effect, including the presentation of proper documentation supporting the legality of the relevant remittance of funds outside of Brazil.

Section 5.23 Status of Pagarés. As of the Restatement Date, each Pagaré will be a valid and enforceable non-negotiable executive title (título ejecutivo) and shall be issued in the form of and qualify under Colombian law as a pagaré payable no later than the Maturity Date thereof pursuant to the related Instruction Letter, and shall be enforceable under Colombian law by means of a summary judicial proceeding (proceso ejecutivo) against the Company, as issuer, and each Guarantor signatory thereto, as a guarantor (avalista). Each Note and the Pagaré related thereto (together with any aval with respect thereto) shall evidence the same obligations to pay the unpaid principal amount of, and interest on, the debt evidenced thereby. The holder of a Note may elect to enforce payment of such debt by bringing an action on either the Note or the Pagaré related thereto (together with any aval with respect thereto) in the relevant court; provided that payment by the Obligors of any part of the principal or interest of either a Note or the Pagaré related thereto (together with any aval with respect thereto) in accordance with this Agreement, the Notes and the Pagarés shall (a) reduce the outstanding principal or interest amount of both such Note and such Pagaré (together with any aval with respect thereto) pro tanto and (b) discharge the corresponding obligation of the Obligors under this Agreement, the Notes and the Pagarés to pay principal or interest of the debt evidenced by such Note and such Pagaré (together with any aval related thereto) pro tanto.

Section 5.24 Fiscal Year. The fiscal year of each of the Obligors and their respective Subsidiaries is the 12-month period ending on December 31 of each year.

Section 5.25 Centre of Main Interest. For the purposes of The Council of the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the Parent Guarantor has its centre of main interest (as that term is used in Article 3(1) of the Regulation) situated in its jurisdiction of incorporation and has no “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction. The Parent Guarantor has its central administration (administration centrale) in Luxembourg.

Section 5.26 Security Interests. Upon the execution and delivery thereof by the parties thereto, each Collateral Document (including any applicable public deed with respect to Mortgages on property located in Colombia) is effective, together with such filings and other actions required to be, and when, taken hereby or by the applicable Collateral Documents (including the filing of UCC or other financing statements or registrations, execution of Control Agreements, registration with competent registry offices and any other Governmental Authority, as applicable, and the delivery to the Collateral Agent of any certificates or promissory notes, as applicable required to be delivered pursuant to the applicable Collateral Documents), to create in favor of the Collateral Agent (for the benefit of the Purchasers) a legal, valid and enforceable, and fully perfected, security interest in the Collateral.

Section 6. Representations of the Purchasers.

Section 6.1 Purchase for Investment. Each Purchaser severally represents as of the Restatement Date that it has purchased the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes. Each Purchaser acknowledges that the Notes have not been and will not be registered with the Brazilian Securities Exchange Commission (Comissão de Valores Mobiliários - CVM),the Colombian Superintendency of Finance (Superintendencia Financiera de Colombia) or the Spanish Securities Exchange Commission (Comisión Nacional del Mercado de Valores - CNMV), and that the Notes may not be offered or sold in Brazil, Peru, El Salvador, Colombia or Spain, except in circumstances which do not constitute a public offering or distribution of securities under applicable Brazilian, El Salvador, Colombian or Spanish laws and regulations.

Section 6.2 Source of Funds. Each Purchaser severally represents as of the Restatement Date that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) used by such Purchaser to acquire the Notes acquired by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14, as amended (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23, as amended (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 6.3 Accredited Investor; Knowledge and Experience. Each Purchaser severally represents as of the Restatement Date that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act (or any other sub-clause of clause (a) of such Rule 501 that applies to entities)) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Without limiting the force and effect of the representations and warranties of the Obligors, each Purchaser severally represents as of the Restatement Date that it (a) has such knowledge and experience in financial and business matters, as to enable it to evaluate the merits and risks of entering into this Agreement and purchasing the Notes and (b) has been offered the opportunity to ask questions of the Obligors and received answers thereto as it deemed necessary in connection with the decision to purchase the Notes.

Section 7. Information as to obligors.

Section 7.1 Financial and Business Information. The Obligors shall deliver (or cause to be delivered) to each Purchaser and each holder of a Note that is an Institutional Investor (and for purposes of this Agreement, the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

(a) Interim Statements — promptly after the same are available and in any event within 60 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility, and, in the case of the fourth quarter financial statements, together with the delivery of the annual financial statements in accordance with Section 7.1(b)) after the end of each quarterly fiscal period in each fiscal year of the Parent Guarantor (commencing with the quarterly fiscal period ending June 30, 2025), duplicate copies of,

(i) a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal period, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such fiscal period and (in the case of the second, third and fourth quarters) for the portion of the fiscal year ending with such quarters, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with IFRS applicable to interim financial statements generally, and certified by a Senior Financial Officer of the Parent Guarantor as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b) Annual Statements — promptly after the same are available and in any event within 120 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility) after the end of each fiscal year of the Parent Guarantor (commencing with the fiscal year ending December 31, 2025), duplicate copies of:

(i) a consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with IFRS, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects the consolidated financial position of the companies being reported upon and their consolidated results of operations and consolidated cash flows and have been prepared in conformity with IFRS, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

(c) Regulatory and Other Reports — promptly, and in any event within 5 Business Days, upon their becoming available, one copy of (i) each financial statement, report, circular, notice, proxy statement or similar document sent by any Obligor or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Purchaser or holder), and each prospectus and all amendments thereto filed by any Obligor or any Subsidiary with the SEC, the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) or any similar Governmental Authority or any securities exchange and of all press releases and other statements made available generally by any Obligor or any Subsidiary to the public concerning developments that are Material;

(d) Notice of Default or Event of Default — promptly, and in any event within 5 Business Days, after a Responsible Officer of the Parent Guarantor or the Company acquiring knowledge of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Parent Guarantor or the Company, as the case may be, is taking or proposes to take with respect thereto;

(e) Employee Benefits Matters — promptly, and in any event within 5 Business Days after a Responsible Officer of the Parent Guarantor or the Company acquiring knowledge of any of the following, a written notice setting forth the nature thereof and the action, if any, that an Obligor or an ERISA Affiliate proposes to take with respect thereto:

(i) any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, with respect to any Plan for which notice thereof has not been waived pursuant to such regulations as in effect on the Restatement Date;

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan under Section 4041A of ERISA;

(iii) except as would not result in a Material Adverse Effect, any event, transaction or condition that could result in (i) the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of Section 412 of the Code relating to employee benefit Plans or in the imposition of any Lien on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or Title IV of ERISA or such penalty or excise tax provisions, if such liability, taken together with any other such liabilities or Liens then existing would reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans, except for any such penalty that would not result in a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to any Obligor or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(g) Material Litigation — promptly, and in any event within 5 Business Days after a Responsible Officer of the Parent Guarantor or the Company acquiring knowledge of any of the following, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any Obligor or any Subsidiary, and which are reasonably likely to be adversely determined and if adversely determined, are reasonably likely to have a Material Adverse Effect;

(h) Resignation or Replacement of Auditors — within 15 days following the date on which any Obligor’s auditors resign or any Obligor elects to change auditors, as the case may be, written notification thereof, together with such supporting information as the Required Holders may reasonably request;

(i) Collateral Document Reports — the reports and notices required by the Collateral Documents (if any) as and when required by the relevant Collateral Documents;

(j) Insurance Coverage Reports — promptly, and in any event within 45 calendar days, after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Obligor during such Fiscal Year and containing such additional information as the Required Holders may reasonably specify;

(k) New Subsidiaries — not less than 15 days prior thereto, written notice of the creation, organization or acquisition of any new Subsidiary of an Obligor; and

(l) Lender Conference Calls - (a) monthly until the delivery of financial statements and other information required to be delivered pursuant to Item [2] of Schedule 9.16 for the fiscal year ended December 31, 2024, and (b) thereafter, within thirty (30) days after the delivery of financial statements and other information required to be delivered pursuant to Sections 7.1(a) and 7.1(b) (starting with the fiscal quarter ending September 30, 2025), in each case, the Obligors shall cause its chief financial officer to participate in a conference call with the Purchasers during which conference call the chief financial officer shall review the financial condition of Parent Guarantor and its Subsidiaries and such other matters as the Purchasers may reasonably request; and

(m) Requested Information — with reasonable promptness, and in any event within 5 Business Days of such request, such other data or information relating to the business, operations, affairs, financial condition, assets or properties of any Obligor or any Subsidiary or relating to the ability of any Obligor to perform its obligations under any Finance Document to which such Obligor is a party as from time to time may be reasonably requested by any such Purchaser or holder of a Note, including information readily available to the Obligors explaining the Obligors’ financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.

Section 7.2 Officer’s Certificate. Each set of financial statements delivered to a Purchaser or a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Parent Guarantor:

(a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Obligors were in compliance with the requirements of Section 10 and any Incorporated Provision during the interim or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations), and reasonably detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that any Obligor or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 24.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from IFRS with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Obligors and their respective Subsidiaries from the beginning of the interim or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any condition or event resulting from the failure of any Obligor or any Subsidiary to be in material compliance with any Environmental Law), specifying the nature and period of existence thereof and what action the Obligors shall have taken or propose to take with respect thereto;

(c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of such Senior Financial Officer;

(d) Excess Cash Flow – commencing with the fiscal quarter ending March 31, 2027, setting forth a computation of the Excess Cash Flow for the fiscal quarter covered by such financial statements in reasonable detail; and

(e) Perfection Certificate – either (i) certifying that there have been no changes to the information contained in the Perfection Certificate delivered most recently pursuant to the U.S. Pledge and Security Agreement or (ii) attaching a Perfection Certificate as of the date of such certificate and identifying the changes to the information contained in such most recently delivered prior Perfection Certificate.

Section 7.3 Visitation. The Obligors shall permit the representatives of each Purchaser and each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such Purchaser or such holder and at reasonable intervals and upon reasonable prior notice to the Parent Guarantor or the Company, as applicable, to visit the principal executive offices of the Parent Guarantor or the Company, as applicable, to discuss the affairs, finances and accounts of the Parent Guarantor and its Subsidiaries with the Parent Guarantor’s or the Company’s officers, and (with the consent of the Parent Guarantor or the Company, as applicable, which consent will not be unreasonably withheld) its independent public accountants, and subject to any safety procedures requested by the Parent Guarantor, the Company or the relevant Subsidiary (with the consent of the Parent Guarantor or the Company, as applicable, which consent will not be unreasonably withheld) to visit the other offices and properties of the Parent Guarantor and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that such visits or inspections do not unreasonably interfere with the operation of any Obligor or any Subsidiary and such Purchaser or such holder of a Note shall use its commercially reasonable efforts to coordinate any such discussions or inspection; provided, further, that each Purchaser and each holder of a Note shall only be entitled to one such visit per calendar year; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the principal executive offices or properties of any of the Obligors or any of their respective Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Obligors authorize said accountants to discuss the affairs, finances and accounts of the Obligors and their Subsidiaries), all at such times and as often as may be requested.

Section 7.4 Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Obligors pursuant to Section 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Obligors satisfy any of the following requirements with respect thereto:

(a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each Purchaser and each holder of a Note by e-mail at the e-mail address set forth in such Purchaser’s or holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Parent Guarantor or the Company; or

(b) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Obligors on IntraLinks or on any other similar website to which each Purchaser and each holder of Notes has access without charge as of the Restatement Date;

provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 22 of this Agreement); provided further, that in the case of clause (b), the Parent Guarantor or the Company shall have given each Purchaser and each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 20, of such posting or availability in connection with each delivery; and provided further, that upon request of any Purchaser or holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Obligors will promptly e-mail them or deliver such paper copies, as the case may be, to such Purchaser or holder.

Section 7.5 Limitation on Disclosure Obligation. No Obligor shall be required to disclose the following information pursuant to Section 7.1(c)(i)(x), Section 7.1(i) or Section 7.3:

(a) information that such Obligor determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 22, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof;

(b) information that, notwithstanding the confidentiality requirements of Section 22, such Obligor is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon such Obligor and not entered into in contemplation of this clause (b), provided that such Obligor shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that such Obligor has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement; or

(c) in the case of the disclosure of any information to any actual or prospective competitor of the Group, any information that (i) constitutes non-financial trade secrets or non-financial proprietary information or (ii) is subject to attorney-client or similar privilege or constitutes attorney work product.

Promptly after determining that an Obligor is not permitted to disclose any information as a result of the limitations described in this Section 7.5, such Obligor will provide each of the Purchasers and holders with an Officer’s Certificate describing generally the requested information that such Obligor is prohibited from disclosing pursuant to this Section 7.5 and the circumstances under which such Obligor is not permitted to disclose such information. Promptly after a request therefor from any Purchaser or holder of Notes that is an Institutional Investor, the relevant Obligor will provide such Purchaser or holder with a written opinion of counsel (which may be addressed to such Obligor) relied upon as to any requested information that such Obligor is prohibited from disclosing to such Purchaser or holder under circumstances described in this Section 7.5.

Section 8. Payment and Prepayment of the Notes.

Section 8.1 Required Prepayments; Maturity. The Company will prepay the Notes in the principal amounts (or such lesser principal amount as shall then be outstanding) and on the dates set forth in Schedule 8.1, at par and without payment of any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2, Section 8.3, Section 8.4 or Section 8.10, the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.

Section 8.2 Optional Prepayments. The Company may, at its option, upon notice as provided below, prepay at par, at any time all, or from time to time any part of, the Notes, in a minimum principal amount which, together with all optional prepayments made with respect to all Category IV Indebtedness other than Indebtedness hereunder, shall not be less than US$500,000, together with interest accrued thereon to the date of such prepayment. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 19. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

Section 8.3 Prepayment for Tax Reasons.

(a) If at any time as a result of a Change in Tax Law (as defined below) the Company is or will be obligated under Section 13 to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid.

(b) No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held).

(c) The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by an Obligor or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any.

(d) For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any such law, treaty, rule or regulation of Colombia or any jurisdiction by or through which payments on the Notes are made at the Company’s direction (or any political subdivision or taxing authority thereof or therein) after November 5, 2021, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the Restatement Date, which amendment or change is or will be in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after November 5, 2021, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is or will be in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes.

Section 8.4 Prepayment in Connection with a Noteholder Sanctions Event.

(a) Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.4(a) and describe in reasonable detail such Noteholder Sanctions Event), the Company shall promptly, and in any event within 10 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest accrued thereon to the prepayment date selected by the Company with respect to each Affected Note which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date (the “Sanctions Prepayment Response Date”), which date is not later than 10 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer. If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.

(b) Subject to the provisions of subparagraphs (c) and (d) of this Section 8.4, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with interest accrued thereon to the Sanctions Prepayment Date with respect to each such Affected Note.

(c) If a Noteholder Sanctions Event has occurred but the Company and/or the Controlled Entities have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If the Company and/or the Controlled Entities shall undertake any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof.

(d) If any Affected Noteholder that has given written notice to the Company of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.4, the principal amount of each Note held by such Affected Noteholder, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is authorized to receive a prepayment pursuant to this Section 8.4 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority), and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default.

(e) Promptly, and in any event within 5 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other Purchaser or holder of Notes.

(f) The Company shall promptly, and in any event within 10 Business Days, give written notice to the Purchasers and holders after the Company or any Controlled Entity having been notified by a competent Governmental Authority (or becoming aware) that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any U.S. Economic Sanctions Laws, in each case which written notice shall describe the facts and circumstances thereof and set forth the action, if any, that the Company or a Controlled Entity proposes to take with respect thereto.

(g) The foregoing provisions of this Section 8.4 shall be in addition to any rights or remedies available to any Purchaser or any holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of the Company or any Controlled Entity that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control.

Section 8.5 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.1 or Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.6 Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be, as soon as practicable thereafter, surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. In the case of the payment or prepayment in full of all of a holder’s Notes, as soon as practicable thereafter, the related Pagaré and the Instruction Letter related to such Pagaré shall be surrendered to the Company and cancelled and shall not be reissued.

Section 8.7 Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder of a Note with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 50% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of the Notes of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8 [Reserved].

Section 8.9 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

Section 8.10 Prepayment in Connection with a Disposition or Excess Cash Flow.

(a) In the event that the Company makes an offer of prepayment of the Notes pursuant to Section 10.7(i)(iii)(B) or in accordance with Section 8.12, the Company shall give written notice thereof (a “Prepayment Notice”) to each holder of a Note, which notice shall (i) describe the relevant Disposition in reasonable detail or set forth the Excess Cash Flow for the applicable fiscal quarter, (ii) refer to this Section 8.10, (iii) state the amount of the cash proceeds of such Disposition or Excess Cash Flow and the aggregate principal amount of Indebtedness being prepaid or offered to be prepaid, (iv) contain an irrevocable offer by the Company to prepay outstanding principal of each Note held by such holder in an amount equal to such Note’s Pro Rata Share of the proceeds of such Disposition being applied or offered pursuant to Section 10.7(i)(iii)(B) or the Excess Cash Flow offered in accordance with Section 8.12, together with interest accrued thereon to the date of prepayment (without payment of any premium with respect thereto), on a specified date (the “Prepayment Date”), which date shall be a Business Day not less than 30 nor more than 60 days after the date of such Prepayment Notice (unless another time period is otherwise agreed by the Company and the Required Holders), (v) with respect to each Note of such holder, state the amount of principal of such Note offered to be prepaid and the amount of interest that would be paid on the Prepayment Date, and (vi) request that such holder notify the Company in writing by a specified date (the “Prepayment Acceptance Notification Date”), which date shall be not less than 20 days after the date of such Prepayment Notice (unless another time period is otherwise agreed by the Company and the Required Holders) if such holder wishes any of its Notes to be so prepaid.

(b) A holder may accept or reject an offer of prepayment made pursuant to this Section 8.10 by causing written notice of such acceptance or rejection to be delivered to the Company on or before the Prepayment Acceptance Notification Date. If a holder does not notify the Company on or before the Prepayment Acceptance Notification Date of such holder’s acceptance or rejection of the prepayment offer contained in the relevant Prepayment Notice, such holder will be deemed to have rejected the prepayment offer. For purposes of this Section 8.10, any holder of more than one Note may act separately with respect to each such Note (with the effect that a holder may accept an offer with respect to one or more Notes and reject such offer with respect to one or more other Notes).

(c) On the Prepayment Date, the appropriate outstanding principal amount of each Note with respect to which the holder thereof has accepted such prepayment offer (equal to such Note’s Pro Rata Share of the proceeds of such Disposition being applied or offered pursuant to Section 10.7(i)(iii)(B) or the Excess Cash Flow offered in accordance with Section 8.12), together with interest accrued thereon to the date of prepayment (without payment of any premium), will be due and payable.

Section 8.11 Interest.

(a) Commencing January 1, 2027, each Note shall bear interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance of such Note at the rate of 6.75% per annum from the date thereof, payable quarterly on each Determination Date, commencing with the quarter ending March 31, 2027, and on the Maturity Date; and

(b) on and after the Restatement Date, to the extent permitted by law, (i) on any overdue payment of interest (other than Holdover Interest) and (ii) during the continuance of an Event of Default, on such unpaid principal balance, at the Default Rate, payable quarterly as aforesaid (or, at the option of the registered holder thereof, on demand).

(c) For the avoidance of doubt, no interest shall accrue on Holdover Interest.

Section 8.12 Excess Cash Flow. No later than twenty (20) days following the final day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2027, the Company shall offer to prepay each outstanding Note in accordance with Section 8.10, in an aggregate principal amount equal to such Note’s Pro Rata Share of 100% of the Excess Cash Flow for such fiscal quarter, accompanied by an Officer’s Certificate setting forth in reasonable detail a calculation of the Excess Cash Flow as of the final day of such fiscal quarter. Each prepayment of the Notes pursuant to this Section 8.12 shall be applied to the respective installments of principal of the Notes due pursuant to Section 8.1 in the inverse order of maturity.

Section 9. Affirmative Covenants.

Each Obligor jointly and severally covenants that so long as the Notes are outstanding:

Section 9.1 Compliance with Laws; Licenses, Etc. Without limiting Section 10.4, each Obligor will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, as applicable), and will obtain, own or possess, and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations, and all patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, in each case as are necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain, own or possess, or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations or such patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2 Insurance.

(a) Each Obligor will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. All insurance covering (i) liability shall name the Collateral Agent, for the benefit of the Category IV Creditors, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each property and casualty insurance policy, contain a lenders loss payable clause or endorsement that names the Collateral Agent, for the benefit of the Category IV Creditors, as the lenders loss payee thereunder. Any insurance proceeds received by the Collateral Agent or any Obligor or Subsidiary thereof (which shall be turned over to the Collateral Agent) shall be applied by the Collateral Agent (at the direction of the Category IV Required Secured Parties) against the payment obligations of the Obligors to the Category IV Creditors as provided in the Pari Passu Intercreditor Agreement under this Agreement, the Notes and the other Finance Documents.

(b) Each of the insurance policies required to be maintained under this Section 9.2 shall provide at least thirty (30) days’ prior written notice to Collateral Agent of any material modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of cancellation due to the failure to pay any premiums thereunder). Receipt of such notice shall entitle the Collateral Agent (but the Collateral Agent shall not be obligated) to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to this Section 9.2, or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Company.

Section 9.3 Maintenance of Properties. Each Obligor will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent any Obligor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and such Obligor has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.4 Payment of Taxes and Claims. Each Obligor will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien (other than any Lien that is permitted by Section 10.5(b)) on properties or assets of any Obligor or any Subsidiary, provided that no Obligor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or such Subsidiary has established adequate reserves therefor in accordance with IFRS on the books of such Obligor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.5 Corporate Existence, Etc. Except as permitted by Section 10.2, each Obligor will at all times preserve and keep its corporate, limited liability company, limited partnership or other entity existence, as applicable, in full force and effect. Subject to Section 10.2 and Section 10.7, each Obligor will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries that is not an Obligor (unless merged into an Obligor or a Wholly-Owned Subsidiary) and all rights and franchises of such Obligor and its Subsidiaries unless, in the good faith judgment of such Obligor, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, each Obligor will promptly obtain, and maintain in full force and effect, all material governmental or other consents, licenses, approvals, permits or authorizations from time to time necessary for the maintenance of its corporate existence and, where applicable, good standing and for its authorization, execution and delivery of the Finance Documents to which it is a party.

Section 9.6 Books and Records. Each Obligor will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with IFRS (where applicable) and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligor or such Subsidiary, as the case may be. Each Obligor will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. Each Obligor and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and each Obligor will, and will cause each of its Subsidiaries to, continue to maintain such system.

Section 9.7 Subsidiary Guarantors.

(a) Subject to Section 9.16 with respect to any Subsidiary in existence as of the Restatement Date, each Obligor will cause each of its Subsidiaries (other than an Obligor) that is a Material Subsidiary (within thirty (30) days after such formation, acquisition, or occurrence or, in each case, such longer period as the Required Holders may agree in their reasonable discretion) to deliver the following to each holder of a Note:

(i) an executed subsidiary guarantor joinder agreement in substantially the form set out in Schedule C and otherwise in form and substance satisfactory to the Required Holders (a “Subsidiary Guarantor Joinder Agreement”) (which, in relation to any Spanish Guarantor, shall be raised to the status of a Spanish Public Document);

(ii) with respect to the Pagaré and the related Instruction Letter of such holder, an executed supplemental signature page to attach to such Pagaré (or, at such holder’s request, the Obligors will execute and deliver a replacement Pagaré and Instruction Letter executed by the Company and each Guarantor (including such Subsidiary)), in each case notarized by a Colombian notary public, for the purposes of, and in connection with, such Subsidiary’s guaranteeing (por aval) the debt evidenced thereby (unless the Required Holders agree otherwise in writing);

(iii) an executed security agreement supplement of such Subsidiary in substantially the form set out in Exhibit A to the U.S. Pledge and Security Agreement and otherwise in form and substance reasonably satisfactory to the Required Holders (a “U.S. Pledge and Security Agreement Joinder”);

(iv) an executed joinder agreement of such Subsidiary to the Intercompany Subordination Agreement in substantially the form set out in Annex I to the Intercompany Subordination Agreement and otherwise in form and substance satisfactory to the Required Holders (an “Intercompany Subordination Agreement Joinder”);

(v) to the extent applicable, such other agreements, instruments, approvals and other documents as may reasonably be requested by the Required Holders in order to create, perfect, establish, and maintain the status of first priority Liens in favor of the Collateral Agent, for the benefit of the Purchasers, on all or substantially all of the assets of such Subsidiary securing the obligations of the Obligors to the Purchasers under the Finance Documents, subject to such exceptions as may be agreed by the Required Holders and to Liens that are permitted pursuant to Section 10.5

(vi) to the extent applicable, evidence, in form and substance reasonably satisfactory to the Required Holders, that the Obligors have taken whatever actions (including the recording of mortgages, the filing of UCC financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of the Required Holders to vest in the Collateral Agent, for the benefit of the Purchasers, valid and subsisting Liens on, and security interests in, all such assets of such Subsidiary, enforceable against all third parties in accordance with their terms;

(vii) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guarantor Joinder Agreement, U.S. Pledge and Security Agreement Joinder and any other Finance Documents to be entered into by it and the performance by such Subsidiary of its obligations hereunder and thereunder;

(viii) such opinions of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary, such Subsidiary Guarantor Joinder Agreement, such U.S. Pledge and Security Agreement Joinder, this Agreement and the other Finance Documents to which such Subsidiary is to be a party as the Required Holders may reasonably request; and

(ix) evidence of the acceptance by the Process Agent of the appointment and designation provided by Section 24.7(e), as such Subsidiary’s agent to receive, for it and on its behalf, service of process, for the period from the date of such Subsidiary Guarantor Joinder Agreement to a date that is at least one year after the Maturity Date of the Notes (and the payment in full of all fees in respect thereof).

(b) Without limiting Section 9.7(a), the Obligors may cause any Subsidiary to become a Subsidiary Guarantor in respect of this Agreement and the Notes at any time by delivering to each holder of a Note the items described in clauses (i) through (v), inclusive, of Section 9.7(a).

Section 9.8 Priority of Obligations. Each Obligor will ensure that its payment obligations under this Agreement, the Pagarés and, with respect to the Company only, the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Obligor, except, in each case, for such payment obligations that are mandatorily preferred by operation of bankruptcy, insolvency, judicial or extrajudicial recovery, liquidation or similar laws of general application.

Section 9.9 Most Favored Lender.

(a) If as of, or at any time after, the Restatement Date any Material Credit Facility contains any Relevant Provision that is not contained in this Agreement or a Relevant Provision that is contained in this Agreement which would in any respect be more beneficial to the holders of Notes than the Relevant Provisions set forth in this Agreement (any such provision, a “More Favorable Provision”), then the Parent Guarantor or the Company shall provide a Most Favored Lender Notice in respect of such More Favorable Provision. Thereupon, unless waived in writing by the Required Holders within 15 days after each holder’s receipt of such notice, such More Favorable Provision shall be deemed automatically incorporated into this Agreement, mutatis mutandis, as if set forth in full herein, effective as of the date when such More Favorable Provision shall have become effective under such Material Credit Facility and, at the request of the Required Holders, the Obligors shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Required Holders evidencing any of the foregoing. Any More Favorable Provision incorporated into this Agreement is herein referred to as an “Incorporated Provision”.

(b) Any Incorporated Provision (x) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Incorporated Provision under all applicable Material Credit Facilities which make such Incorporated Provision less restrictive or otherwise less onerous on the Parent Guarantor and its Subsidiaries, without any further action required on the part of any Person, and (y) shall be deemed automatically deleted from this Agreement at such time as such Incorporated Provision is deleted or otherwise removed from all applicable Material Credit Facilities or all such Material Credit Facilities are terminated, without any further action required on the part of any Person; provided, however, that:

(i) notwithstanding the foregoing, such Incorporated Provision shall continue to apply and be deemed to be set forth in this Agreement until the applicable Incorporated Provision Termination Date in respect thereof, and if a Default or Event of Default then exists (including as a result of a breach of any Incorporated Provision), such Incorporated Provision shall not be deemed to be amended or deleted from this Agreement until the later of the date such Default or Event of Default no longer exists and the Incorporated Provision Termination Date;

(ii) if any lender or agent under a Material Credit Facility receives any remuneration as consideration for the amendment, modification or removal of such Incorporated Provision then such remuneration shall be concurrently paid, on the same equivalent terms, ratably to each holder of the Notes then outstanding.

(c) Upon the effectiveness of any amendment, at the request of an Obligor or any holder of Notes, the holders of Notes (if applicable) and the Obligors shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement reasonably requested by an Obligor or a holder of Notes, as the case may be, evidencing the amendment of any such Incorporated Provision. Upon the effectiveness of any deletion or removal, at the request of the Parent Guarantor or the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement reasonably requested by the Parent Guarantor or the Company evidencing the deletion and termination of any such Incorporated Provision.

(d) Notwithstanding anything set forth in this Section 9.9, no covenant or other provision contained in this Agreement as of the Restatement Date shall be deemed deleted from this Agreement or made less restrictive unless amended or otherwise modified in accordance with Section 19.

Section 9.10 Maintenance of Fiscal Year. Each Obligor will, and will cause each of its Subsidiaries to, maintain its fiscal year as the 12-month period ending on December 31 of each year.

Section 9.11 Ownership of Company. The Parent Guarantor will ensure that the Company is at all times a Wholly-Owned Subsidiary.

Section 9.12 Board Observation Rights. The Required Holders shall be entitled to designate one observer (the “Board Observer”) to attend any regular meeting (a “BOD Meeting”) of the Board of Directors of the Company (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries (or, in each case, any relevant committees thereof), except that the Board Observer shall not be entitled to vote on matters presented to or discussed by the Board of Directors (or any relevant committee thereof) of the Company (or its direct or indirect ultimate parent holding company) or any of its Subsidiaries at any such meetings. The Board Observer shall be timely notified of the time and place of any BOD Meetings and will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of the Company (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries at such meeting as if the Board Observer were a member thereof. Such notice shall describe in reasonable detail the nature and substance of the matters to be discussed and/or voted upon at such meeting (or the proposed actions to be taken by written consent without a meeting). The Board Observer shall have the right to receive all information provided to the members of the Board of Directors or any similar group performing an executive oversight or similar function (or any relevant committee thereof) of the Company (or its direct or indirect ultimate parent holding company) and any of its Subsidiaries in anticipation of or at such meeting (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to such members, and the Board Observer shall be permitted to share such materials and information with the Purchasers, provided that the Company reserves the right to withhold any information and to exclude the Board Observer from any meeting or portion thereof if the Board of Directors in good faith determines that access to such information or attendance at such meeting (i) would adversely affect the attorney-client privilege between the any Obligor and its counsel, (ii) adversely affect a director’s fiduciary duties, and (iii) will involve discussions regarding the refinancing or restructuring of, or interpretation of, any legal matter regarding the Category IV Indebtedness; provided, further, that if the Company does not provide materials or information or excludes the Board Observer from any meeting or portion thereof in reliance on the exclusions set forth in any of the foregoing clauses (i) through (iii), the Company shall notify the Purchasers that such material or information is being withheld, or the Board Observer is being excluded, and the reason therefor and use commercially reasonable efforts to communicate such material or information, or arrange such meeting, in a manner that would not result in such materials or information, or the attendance of the Board Observer, as applicable, falling within the exclusions set forth in any of the foregoing clauses (i) through (iii). The Board Observer shall keep such materials and information confidential in accordance with Section 22, as though it were a Purchaser thereunder. The Company shall reimburse the Board Observer for all reasonable out-of-pocket costs and expenses incurred in connection with its participation in any such BOD Meeting.

Section 9.13 [Reserved].

Section 9.14 Further Assurances; Covenant to Give Security.

(a) Each Obligor will, and will cause each of its Subsidiaries to, promptly upon request by the Required Holders, (i) correct any material defect or error that may exist or be discovered in this Agreement, the Notes or any other Finance Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, share mortgages, share charges, debentures, mortgages, deeds of trust, trust deeds, notices of assignment, transfers, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Required Holders may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Finance Documents, (B) to the fullest extent permitted by applicable law, subject any Obligor’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) to the extent possible under the applicable law of the relevant jurisdiction, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the holders of the Notes the rights granted or now or hereafter intended to be granted to the holders of the Notes under any Finance Document or under any other instrument executed in connection with any Finance Document to which any Obligor or any of its Subsidiaries is to be a party, and cause each of its Subsidiaries to do so, and (iii) without limiting the foregoing, in the case of any Collateral Document that limits the amount secured thereby to a specified amount that is less than the amount of the Secured Obligations (as defined in the U.S. Pledge and Security Agreement) or such similar term in any other Collateral Document, provide an appraisal of the assets subject to such Collateral Document by an appraiser reasonably satisfactory to the Required Holders and, if such appraisal indicates that the fair market value of such assets is greater than the amount stated to be secured by such Collateral Document, execute and deliver such documents and take such actions as may be reasonably requested by the Required Holders or the Collateral Agent to increase the amount stated to be secured by such Collateral Document to the amount of the Secured Obligations (as defined in the U.S. Pledge and Security Agreement) or such similar term in any other Collateral Document, or such lesser amount as may be agreed by the Required Holders.

(b) If any Obligor acquires (or has acquired) a fee ownership interest in any Material Real Property after the Restatement Date, such Obligor shall provide the Collateral Agent with a Mortgage with respect to such Material Real Property owned by any such Obligor within forty-five (45) days (or such longer period as the Collateral Agent (acting at the direction of the Required Holders) may agree) of the acquisition of such Material Real Property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent (at the direction of the Category IV Required Secured Parties) may deem reasonably necessary in order to create a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Purchasers and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent (at the direction of the Category IV Required Secured Parties);

(ii) to the extent title insurance is available in an Obligor Jurisdiction, fully paid title insurance policies or the equivalent or other form available in such Obligor Jurisdiction in form and substance, with endorsements applicable and available in the applicable jurisdiction at commercially reasonable rates and in amount, reasonably acceptable to the Collateral Agent (at the direction of the Category IV Required Secured Parties) (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by nationally recognized title insurers reasonably acceptable to the Collateral Agent (at the direction of the Category IV Required Secured Parties), insuring the Mortgages to be valid subsisting Liens on the Material Real Property described therein, subject only to Liens permitted by Section 10.5, and providing for such other affirmative insurance (including endorsements for future advances under the Finance Documents) and such coinsurance and direct access reinsurance as the Collateral Agent (at the direction of the Category IV Required Secured Parties) may reasonably request and available in the applicable Obligor Jurisdiction at commercially reasonable rates;

(iii) to the extent requested by the Collateral Agent (at the direction of the Category IV Required Secured Parties), customary opinions of local counsel for the Obligors in states or jurisdictions in which such Material Real Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent (at the direction of the Category IV Required Secured Parties);

(iv) to the extent requested by the Collateral Agent (at the direction of the Category IV Required Secured Parties), title reports, surveys and environmental assessment reports and appraisals (if appraisals are required under the U.S. Financial Institutions Reform, Recovery & Enforcement Act of 1989) and flood certifications under Regulation H of the U.S. Federal Reserve Board (together with evidence of Flood Insurance), provided that the Collateral Agent (at the direction of the Category IV Required Secured Parties) may in its reasonable discretion accept any such existing report or survey to the extent prepared as of a date reasonably satisfactory to the Collateral Agent (at the direction of the Category IV Required Secured Parties); provided, however, that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Obligors or one of their Subsidiaries, where, despite the commercially reasonable efforts of the Obligors to obtain such consent, such consent cannot be obtained; and

(c) such other evidence that all other actions that the Collateral Agent (at the direction of the Category IV Required Secured Parties) may reasonably request and deem necessary in order to create valid and subsisting Liens on the Material Real Property described in the Mortgages has been taken.

(d) Notwithstanding anything in this Section 9.14 or any Collateral Document to the contrary:

(i) this Section 9.14 and the Collateral Documents shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Obligors, if, in the reasonable determination of the Collateral Agent (acting at the direction of the Required Holders), the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, title reports, surveys, environmental assessment reports and appraisals, legal opinions or other deliverables in respect of such assets outweighs the benefits to be obtained by the Purchasers therefrom;

(ii) in no event shall Control Agreements or other control or similar arrangements be required with respect to an Account located outside the United States; and

(iii) in no event shall the Collateral include (A) any Excluded Assets (as defined in the Collateral Documents) or (B) until January 30, 2026, any property subject to the Salvadoran Mortgage.

Section 9.15 Intercompany Subordination Agreement. Each Obligor at all times will be, and will cause each of its Subsidiaries to be, a party to the Intercompany Subordination Agreement.

Section 9.16 Post-Closing Covenants. The Obligors will deliver to the Purchasers and the Collateral Agent each of the documents (which, in each case, shall be in form and substance reasonably satisfactory to the Required Holders and the Collateral Agent) and complete (or cause to be completed) each of the actions described on Schedule 9.16, in each case by the date specified in such Schedule 9.16 or on such later date to which the Required Holders and the Collateral Agent may consent in writing.

Section 9.17 Private Credit Rating. Within 60 days following written request from the Required Holders, the Obligors shall provide to the Purchasers a private credit rating for the Notes and a corporate rating or corporate family credit rating, as applicable, for the Parent Guarantor and its Subsidiaries by each of Standard and Poor and Moody’s Investors Service, Inc.

Section 10. Negative Covenants.

The Obligors jointly and severally covenant that so long as any of the Notes are outstanding:

Section 10.1 Transactions with Affiliates. No Obligor will, or will permit any of its Subsidiaries to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than an Obligor or another Subsidiary), except that any Obligor may enter into (a) transactions that are in the ordinary course and pursuant to the reasonable requirements of such Obligor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Obligor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, (b) transactions among the Obligors and between the Obligors and any of their respective Subsidiaries, (c) any intercompany loans provided by the Obligors to any Subsidiary or any Subsidiary to the Obligors or any Wholly-Owned Subsidiary of the Parent Guarantor, in each case for working capital or liquidity purposes in the ordinary course of business, and (d) Restricted Payments permitted by Section 10.10.

Section 10.2 Merger, Consolidation, Etc. No Obligor will, or will permit any of its Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions (any such consolidation, merger or other transaction, a “Fundamental Transaction”) to any Person, other than:

(a) any Fundamental Transaction (including a Permitted Reorganization) involving the Company, provided that (i) the Company is the successor, survivor or acquiror (as applicable) (the successor, survivor or acquiror to any Fundamental Transaction (including a Permitted Reorganization) being a “Successor”) or (ii) the Successor is located in a Permitted Jurisdiction;

(b) any Fundamental Transaction involving the Parent Guarantor, provided that the Parent Guarantor is the Successor and continues to remain organized under the laws of Luxembourg;

(c) any Fundamental Transaction (including a Permitted Reorganization) involving a Subsidiary Guarantor, provided that (i) such Subsidiary Guarantor or another Obligor is the Successor or (ii) the Successor is located in a Permitted Jurisdiction; and

(d) any Fundamental Transaction (including a Permitted Reorganization) involving any Subsidiary (other than the Company or any Subsidiary Guarantor) with any other Person so long as the transaction is treated as a disposition of all of the assets of such Subsidiary for purposes of Section 10.7 (other than Section 10.7(f) and, based on such characterization, would be permitted pursuant to Section 10.7 (other than Section 10.7(f) and after giving effect to such transaction the Obligors are in compliance with Section 10.9 (on a pro forma basis);

provided that in no event may the Parent Guarantor or the Company be liquidated, dissolved, wound up or closed (or otherwise have their corporate existence terminated) unless the relevant Successor becomes a party hereto in compliance with this Section 10.2; provided further that, in the case of each of clauses (a) – (d), inclusive, above, (x), the Obligors, their Subsidiaries, and any Successor, as applicable, shall have executed and delivered such instruments of assumption (including without limitation assumptions of the due and punctual performance and observance of each covenant and condition of this Agreement, the Notes and the Pagarés), reaffirmations of obligations and other documents (including, without limitation, replacement Notes and replacement Pagarés and Instruction Letters, notarized by a Colombian notary public, in exchange for the existing Notes, Pagarés and Instruction Letters) and shall have taken such actions as may be reasonably requested by the Required Holders, within 30 days after each holder’s receipt of such documents, with respect to the Finance Documents to which any Obligor is a party and the Obligors shall have caused to be delivered to the holders of the Notes opinion(s) of internationally recognized independent counsel (or other independent counsel reasonably satisfactory to the Required Holders) in connection therewith, in each case in form and substance reasonably satisfactory to the Required Holders, (y) in the case of a Successor, it shall have provided to the holders evidence of the acceptance by the Process Agent of the appointment and designation provided for by Section 24.7(e) for the period of time from the date of such transaction to a date that is at least one year after the Maturity Date of the Notes (and the payment in full of all fees in respect thereof) and (z) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing. No conveyance, transfer or lease of all or substantially all of the assets of any Obligor shall have the effect of releasing such Obligor, or any successor or acquiror that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under any Finance Document to which such Obligor is a party.

Section 10.3 Line of Business. No Obligor will, or will permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, would then be engaged would be substantially and significantly changed from the general nature of the business in which the Parent Guarantor and its Subsidiaries, taken as a whole, are engaged on the Restatement Date.

Section 10.4 Economic Sanctions, Etc. No Obligor will, or will permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction would be in violation of, or could result in the imposition of sanctions under, any U.S. Economic Sanctions Laws applicable to such Obligor or such Controlled Entity, except, in the case of this clause (b), to the extent that such violation or sanctions, if imposed, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. It is acknowledged and agreed by each Purchaser and each holder of a Note that the undertakings made pursuant to this Section 10.4 by any Obligor organized in a European Union country or the United Kingdom are only sought and given for the benefit of the Purchasers and the holders of the Notes to the extent that to do so would not result in any violation of, or conflict with, the EU Blocking Regulation or, as the case may be, the UK Blocking Regulation.

Section 10.5 Liens. No Obligor will, or will permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods) of such Obligor or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a) Liens in existence as of the date hereof as set forth on Schedule 10.5(a) and securing Indebtedness of such Obligor or such Subsidiary outstanding on such date, including Liens under Existing Leases;

(b) any Lien for Taxes, assessments or other governmental charges or levies, in each case the payment of which is not yet due or which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS;

(c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar statutory Liens, in each case arising in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS;

(d) any Lien in favor of customs and revenue authorities to secure payment of custom duties in connection with the importation or exportation of goods;

(e) any Lien arising under any lease or hire purchase contract which, as applicable would, in accordance with IFRS, be treated as a Capital Lease;

(f) Liens (other than any Lien imposed by ERISA or any Lien imposed by law securing obligations with respect to any Pension Plan) incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits;

(g) deposits made to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, appeal bonds (whether in arbitration, judicial, administrative or tax procedures), performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business and consistent with past practice and not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(h) any attachment or judgment Lien, unless the judgment it secures is not, within 60 days after the entry thereof, discharged or execution thereof stayed pending appeal, or is not discharged within 60 days after the expiration of such stay;

(i) leases, subleases, licenses or sub-licenses granted to others, easements, rights-of-way, zoning restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances in connection with Real Property, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Parent Guarantor or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the applicable Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(k) any netting or set off arrangement under any hedging arrangement entered into by such Obligor or such Subsidiary in the ordinary course of its business and not for speculative purposes;

(l) Liens securing Indebtedness permitted under Section 10.6(g); provided that (x) any such Liens shall be limited to solely to inventory, factoring of book debts or accounts receivables of the Obligors, and (y) such Liens shall be subject to the Pari Passu Intercreditor Agreement;

(m) any Lien on property or assets of a Subsidiary (other than the Company) securing Indebtedness of such Subsidiary owing to an Obligor;

(n) any Lien created to secure all or any part of the purchase price or cost of construction, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of property (or any improvement thereon) acquired or constructed by such Obligor or such Subsidiary after the Restatement Date, provided that:

(i) such Lien shall extend solely to the item or items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon),

(ii) the principal amount of the Indebtedness secured by such Lien shall at no time exceed an amount equal to the lesser of (x) the cost to such Obligor or such Subsidiary of the property (or improvement thereon) so acquired or constructed, and (y) the fair market value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition or construction, and

(iii) such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or construction of such property;

(o) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into an Obligor or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by an Obligor or any of its Subsidiaries at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided, that:

(i) such Lien shall not have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property,

(ii) such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and

(iii) such Lien shall be discharged within 270 days after such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property;

(p) any Lien under the Collateral Documents and securing the obligations of the Obligors to the Purchasers under the Finance Documents; and

(q) any Lien securing the obligations of the Obligors under the Local Category IV Credit Agreements.

Section 10.6 Limitation on Indebtedness. No Obligor will, or will permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than:

(a) the obligations of the Obligors to the Purchasers under the Finance Documents;

(b) Indebtedness of a Subsidiary owed to an Obligor;

(c) Indebtedness of a Person outstanding at the time such Subsidiary becomes a Subsidiary, provided that (i) such Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary, (ii) immediately prior to and after such Subsidiary becomes a Subsidiary, no Default or Event of Default shall exist, (iii) the principal amount of such Indebtedness shall not be increased, and (iv) such Indebtedness shall cease to be permitted under this clause (c) on the 180th day after such Subsidiary becomes a Subsidiary;

(d) Indebtedness set forth in Schedule 5.15 existing as at the date hereof; provided, that the principal amount of such Indebtedness shall not be increased above the amount outstanding as of the Restatement Date;

(e) any Indebtedness covered in full by a letter of credit, bond, bank guarantee or bank indemnity;

(f) [reserved];

(g) Indebtedness of an Obligor for general working capital purposes or other general corporate purposes (the “Working Capital Credit Facility”) or Permitted Receivables Financings; provided, that (i) if such Obligor desires to incur or issue such Indebtedness, such Obligor shall, first (and, in any event, at least ten Business Days before any approach by or on behalf of such Obligor to any Prospective Lender (as defined below)) provide a written notice to the Category IV Creditors setting forth in reasonable detail the proposed terms of such Indebtedness (including amount, currency, pricing, fees and maturity together with additional supporting information as appropriate) (the “Proposed Terms”) before it approaches or enters into any commitments with one or more prospective lenders or noteholders (other than an Affiliated Lender) (“Prospective Lenders”) and shall give the Category IV Creditors the opportunity to make a bona fide offer to fund or provide all or a portion of such Indebtedness on the Proposed Terms or such other terms that are at least as favorable in all material respects to such Obligor and (ii) without limiting, and regardless of whether or not the Purchasers have made an offer pursuant to, the foregoing clause (i), if such Obligor receives any offer or proposal from any Prospective Lender to provide any Indebtedness to such Obligor, such Obligor shall promptly, within two Business Days following receipt of such offer or proposal, provide a written notice to the Category IV Creditors setting forth in reasonable detail the Proposed Terms thereof, and shall give the Category IV Creditors the opportunity to make a bona fide offer to fund or provide all or a portion of such Indebtedness on such Proposed Terms or such other terms that are at least as favorable in all material respects to such Obligor; provided, further, the aggregate outstanding principal amount of all Working Capital Credit Facilities, together with the aggregate amount of all Permitted Receivables Financings (other than Permitted Non-Recourse Receivables Financings), shall not at any time exceed US $30,000,000; and

(h) the Indebtedness outstanding under the Local Category IV Credit Agreements; provided that (x) the principal amount thereof is not increased after the Restatement Date; and (y) the lenders thereunder shall become parties to the Pari Passu Intercreditor Agreement.

Section 10.7 Dispositions. No Obligor will, or will permit any of its Subsidiaries to, make any Disposition, other than:

(a) (i) any Disposition by an Obligor to another Obligor and (ii) any Disposition by a Subsidiary (other than an Obligor) to an Obligor or any Wholly-Owned Subsidiary of the Parent Guarantor;

(b) any Disposition of inventory, supplies, material, equipment, patents, copyrights, proprietary software, service marks, trademarks, sanitary registrations, permits or marketing authorizations, the Group’s intellectual property or trade names, or rights thereto, in each case, in the ordinary course of business;

(c) Dispositions of assets on arm’s length terms in return for other assets of comparable or greater value;

(d) any Disposition of damaged, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(e) the liquidation, sale or use of cash and cash equivalents for fair market value in the ordinary course of business not prohibited by this Agreement;

(f) any Disposition constituting a consolidation or merger of, or a conveyance, transfer or lease of all or substantially all of the assets of, a Subsidiary Guarantor that is permitted by Section 10.2 (other than clause (d) thereof);

(g) any Disposition of inventory, factoring of book debts or accounts receivable pursuant to a Permitted Non-Recourse Receivables Financing;

(h) the granting of licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business which do not interfere in any material respect with the business of the Parent Guarantor and its Subsidiaries; and

(i) any Disposition not otherwise permitted by the foregoing clauses (a) through (h), provided that:

(i) such Disposition is made for consideration in an amount not less than the fair market value of the property disposed of,

(ii) immediately before and after giving effect to such Disposition, no Default or Event of Default has occurred and is continuing, and

(iii) the net cash proceeds of Dispositions permitted under this Section 10.7(i) do not exceed, in the aggregate, US $50,000,000 or are, within 30 days after the date of any such Disposition, applied to offer to prepay the Notes and, if such offer is accepted, applied to prepay the Notes in accordance with Section 8.10 in an aggregate principal amount equal to such Note’s Pro Rata Share of the proceeds of such Disposition being applied or offered pursuant to this clause (iii).

Notwithstanding anything herein to the contrary, in no event shall any Obligor convey, exclusively license, contribute, sell, assign, dispose of, or otherwise transfer (including by transfer of equity interests of any Person that own such assets) to any Subsidiary that is not the Company or a Subsidiary Guarantor any Intellectual Property or Real Property that are, individually or in the aggregate, material to the conduct of the business of the Obligors and their Subsidiaries, taken as a whole.

Section 10.8 Financial Covenants. The Obligors shall ensure that as of each Determination Date set forth below:

(a) the Consolidated EBITDA for the Relevant Period ending on such Determination Date is equal to or greater than the corresponding amount set forth below:

Fiscal Quarter Ending	Consolidated EBITDA
March 31, 2026	US $25,000,000
June 30, 2026	US $30,000,000
September 30, 2026	US $35,000,000
December 31, 2026	US $40,000,000

(b) the ratio of Consolidated Total Indebtedness as at such Determination Date to Consolidated EBITDA for the Relevant Period ending on such Determination Date does not exceed the corresponding ratio set forth below:

Fiscal Quarter Ending	Consolidated Total Indebtedness to Consolidated EBITDA
March 31, 2027	5.00:1
June 30, 2027	5.00:1
September 30, 2027	4.50:1
December 31, 2027	4.50:1
March 31, 2028	4.25:1
June 30, 2028	4.25:1
September 30, 2028	4.00:1
December 31, 2028	4.00:1
March 31, 2029	4.00:1
June 30, 2029	3.75:1
September 30, 2029	3.75:1
December 31, 2029	3.50:1

(c) the ratio of Consolidated EBITDA for the Relevant Period ending on such Determination Date to Consolidated Interest Expense for the Relevant Period ending on such Determination Date is not less than the corresponding ratio set forth below:

Fiscal Quarter Ending	Consolidated EBITDA to Consolidated Interest Expense
March 31, 2027	2.00:1
June 30, 2027	2.00:1
September 30, 2027	2.25:1
December 31, 2027	2.25:1
March 31, 2028	2.25:1
June 30, 2028	2.25:1
September 30, 2028 and each fiscal quarter end thereafter	2.50:1

Section 10.9 Obligor Coverage. No Obligor will permit, as of each June 30 and December 31 of each year, (a) beginning with June 30, 2025, the total combined assets of the Obligors (other than the Parent Guarantor and the Intermediate Parent) as of such applicable date (excluding assets constituting Equity Interests in other Obligors), determined for each such Obligor on an uncombined and unconsolidated basis, to comprise less than 95% of Consolidated Total Assets as of such applicable date, or (b) beginning with June 30, 2027, the portion of Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent Guarantor ending on such applicable date that is contributed by the Obligors (other than the Parent Guarantor and the Intermediate Parent), determined for each Obligor on an uncombined and unconsolidated basis, to comprise less than 95% of Consolidated EBITDA for such period. The foregoing is to be measured and tested based on the consolidated financial statements of the Parent Guarantor delivered to the holders for the relevant testing date or period in accordance with Section 7.1(a) or Section 7.1(b).

Section 10.10 Restricted Payments. No Obligor will, or will permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, other than Restricted Payments made by any Subsidiary to an Obligor.

Section 10.11 Inconsistent Agreements. No Obligor will, or will permit any of its Subsidiaries to, on or after the date hereof, enter into any agreement or contractual obligation (other than this Agreement, any other Finance Document, and any Local Category IV Credit Agreements) that limits the ability of any Subsidiary to, directly or indirectly, make distributions or pay dividends to any Obligor or to otherwise transfer, directly or indirectly, property to any Obligor.

Section 10.12 Limitation on Loans and Guaranties. No Obligor will, or will permit any of its Subsidiaries to, on or after the date hereof, (a) be a creditor in respect of any Indebtedness (other than (i) Indebtedness owing from the Parent Guarantor or any of its Subsidiaries (which, for the avoidance of doubt, may be in the form of a dividend, Equity Interest, distribution or intercompany loan) or (ii) as otherwise permitted by Section 10.6) or (b) incur or allow to remain outstanding any Guaranty in respect of any Person (other than for the benefit of the Parent Guarantor or any of its Subsidiaries, or as otherwise permitted by Section 10.6).

Section 10.13 Amendments to Organizational Documents, Etc. No Obligor will, or will permit any of its Subsidiaries to, on or after the date hereof, amend any of its organizational or governing documents in any manner that could materially adversely affect the rights of any holder of a Note under this Agreement or any the Notes.

Section 10.14 Sales of Receivables. No Obligor will, or will permit any of its Subsidiaries to, sell, assign, discount, transfer, or otherwise dispose of any accounts receivable, chattel paper, promissory notes, drafts or trade acceptances or other rights to receive payment held by any of them, with or without recourse, except for the purpose of collection or settlement in the ordinary course of business, for a Permitted Receivables Financing permitted by Section 10.6(g) or a Permitted Non-Recourse Receivables Financing.

Section 10.15 Investment. No Obligor will, or will permit any of its Subsidiaries to, directly or indirectly, purchase, make or own any Investment, other than:

(a) Investments existing on the date of this Agreement and disclosed on Schedule 10.15;

(b) Investments constituting Permitted Intercompany Indebtedness;

(c) any Investment by any Obligor or any Subsidiary in (i) an Obligor (other than Parent Guarantor) or (ii) any Person that, contemporaneously with, or promptly following, the making of such Investment, becomes an Obligor; and

(d) any other Investment not otherwise permitted under this Section 10.15 provided that the aggregate amount of Investments pursuant to this Section 10.15(d) shall not exceed US $5,000,000 (or its equivalent in any other currency).

Section 10.16 Modification of Local Category IV Credit Agreements.

(a) No Obligor will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify, or permit the amendment or modification of, any provision of any Local Category IV Credit Agreement, or enter into any new Local Category IV Credit Agreement, the effect of which is in contravention of the Pari Passu Intercreditor Agreement.

(b) No Obligor will, or will permit any Subsidiary to, directly or indirectly, make (or give any notice in respect thereof) any payment of principal of, or any payment of any premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, or any fees, indemnities or expenses owing to any holder of, any Indebtedness other (w) payments of regularly scheduled interest (including any default interest) due and owing under the Local Category IV Credit Agreements, the Working Capital Credit Facility and Indebtedness set forth on Schedule 5.15, (x) payments of principal due and owing under the Local Category IV Credit Agreements, the Working Capital Credit Facility and Indebtedness set forth on Schedule 5.15, (y) voluntary and mandatory prepayments of Category IV Indebtedness, at par together with interest accrued thereon to the date of such prepayment, and so long as such prepayments are made pro rata among all such Indebtedness based on the principal outstanding thereunder, and (z) voluntary and mandatory prepayments of under the Working Capital Credit Facility.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; provided that such default shall not constitute an Event of Default hereunder if (i) such default results solely from a technical or administrative error on behalf of the transmitting bank and (ii) the Company remedies such non-payment within one (1) Business Day of such non-payment; or

(b) the Company defaults in the payment of any interest on any Note or any Obligor defaults in the payment of any amount payable pursuant to Section 13, in each case for more than five Business Days after the same becomes due and payable; or

(c) any Obligor defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.11, Section 9.16, Section 9.17, Section 10 or any Incorporated Provision; or

(d) any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Section 11(a), Section 11(b) or Section 11(c)) or in any Finance Document and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer of the Parent Guarantor or the Company, obtaining actual knowledge of such default and (ii) the Parent Guarantor or the Company, receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) any representation or warranty made in writing by or on behalf of any Obligor or by any officer of any Obligor in this Agreement, any other Finance Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Parent Guarantor or any of its Subsidiaries is in default (as principal or as guarantor or other surety) in the payment when due of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least US$10,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Parent Guarantor or any of its Subsidiaries is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least US$10,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests), (x) the Parent Guarantor or any of its Subsidiaries has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least US$20,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Parent Guarantor or any of its Subsidiaries so to purchase or repay such Indebtedness; or

(g) (x) any Obligor or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization, judicial or extrajudicial recovery or arrangement or any other petition in bankruptcy, for liquidation, or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, liquidator, special controller, provisional administrator, official receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or is otherwise unable to pay its debts, to be liquidated or (vi) takes corporate, limited liability company, limited partnership or other entity action for the purpose of any of the foregoing; and (y) in the case of any Obligor or any Subsidiary organized under the laws of Luxembourg, (A) the occurrence of a state of cessation of payments (cessation de payments) and the loss of commercial creditworthiness (ébranlement de credit), (B) the institution of bankruptcy proceedings (faillite) under articles 437ff of the Luxembourg Code of Commerce, the filing for relief under the suspension of payments procedure (sursis de paiement) of articles 593ff of the Luxembourg Code of Commerce, conservatory measures (mesures conservatoires), reorganisation by mutual agreement (réorganisation par accord amiable) or judicial reorganisation (réorganisation judiciaire),or any discussion with the Minister of Economy (Ministre ayant l’Économie dans ses attributions) or the Minister for Small and Medium-Sized Enterprises (Ministre ayant les Classes moyennes dans ses attributions) in respect of financial difficulties which could jeopardise all or part of the business of the Parent Guarantor under the Luxembourg law of 7 August 2023 on business preservation and modernisation of bankruptcy law (Loi du 7 août 2023 relative à la préservation des entreprises et portant modernisation du droit de la faillite) (the “Luxembourg Business Preservation Law”), or similar legal provisions affecting the rights of creditors generally in Luxembourg or abroad, or any analogous procedure in any jurisdiction, (D) the obtaining of a moratorium in respect of any of its indebtedness or for the purpose of proposing a company voluntary arrangement with creditors, any other re-organisation proceedings or proceedings affecting the rights of creditors generally, (E) an application has been made by it or by any other Person for the appointment of an insolvency receiver (curateur), surveyor judge (juge commissaire), delegated judge (juge délégué), commissioner (commissaire), liquidator (liquidateur), judicial administrator (administrateur judiciaire), temporary administrator (administrateur provisoire ou ad hoc), conciliator (conciliateur) or other similar officer pursuant to any insolvency or similar proceedings, (F) an application has been made by it for opening of any voluntary liquidation and dissolution proceedings under articles 1100-1 et seqq. of the Luxembourg law dated 10 August 1915 on commercial companies, as amended, or (G) such Obligor or Subsidiary takes corporate, limited liability company, limited partnership or other entity action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by any Obligor or any Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization, judicial or extrajudicial recovery or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, judicial or extrajudicial recovery or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor or any Subsidiary, or any such petition shall be filed against any Obligor or any Subsidiary and such petition shall not be dismissed within 60 days; or

(i) any event occurs with respect to any Obligor or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or

(j) one or more final judgments or orders for the payment of money aggregating in excess of US$10,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Obligors and their respective Subsidiaries and which judgments are not, within 90 days (or such longer period as agreed by the Required Holders acting reasonably) after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 90 days (or such longer period as agreed by the Required Holders acting reasonably) after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of section 302 of ERISA or Section 412 of the Code for any plan year or part thereof or a waiver of such standards is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor or any of its Subsidiaries thereunder, (viii) any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) any Obligor or any of its Subsidiaries becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(l) a Change of Control shall have occurred; or

(m) an event or situation shall occur or exist that, in the discretion of the Required Holders, results in a Material Adverse Effect; or

(n) the Guaranty of any Guarantor provided in Section 15 shall cease to be in full force and effect, any Guarantor or any Person acting on behalf of any Guarantor shall contest in any manner the validity, binding nature or enforceability of any such Guaranty, or the obligations of any Guarantor under such Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of Section 15 (except as permitted by Section 9.7(c) and in accordance with the express terms of this Agreement); or

(o) any Governmental Authority of any jurisdiction in which any Obligor or any Subsidiary is organized or has material operations shall take any action, whether legal or de facto, to (i) condemn, seize, nationalize or expropriate all or any substantial portion of the property (including, without limitation, its Equity Interests) of any Obligor or any Subsidiary or any Material Property of any Obligor or any Subsidiary, (ii) assume custody or control of all or any substantial portion of the property of any Obligor or any Subsidiary or any Material Property of any Obligor or any Subsidiary, or of the business or operations of any Obligor or any Subsidiary, or (iii) dissolve or disestablish any Obligor or any Subsidiary or otherwise prevent any Obligor or any Subsidiary from carrying on its business or any substantial part thereof; or

(p) any Governmental Authority of any jurisdiction in which the Parent Guarantor or any of its Subsidiaries is organized or has material operations shall take any action, whether legal or de facto, to revoke, terminate or cease to renew any material license, authorization, permit or approval and any such action or inaction, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect, unless such material license, authorization, permit or approval shall have been extended or replaced by the Parent Guarantor or any of its Subsidiaries with an analogous license, authorization, permit or approval, in each case within 60 days thereafter; or

(q) (i) any Finance Document shall at any time be suspended, revoked or terminated or for any reason cease to be valid and binding or in full force and effect (in each case, other than upon expiration in accordance with the terms thereof or for a termination resulting from the full performance of the obligations under such Finance Document), (ii) the performance by any Obligor of any of its obligations under any Finance Document to which such Obligor is a party shall become unlawful or any Obligor shall so assert in writing or (iii) the validity or enforceability of any Finance Document shall be contested by any Obligor in writing or by any Governmental Authority; or

(r) except as contemplated hereby and by the Collateral Documents, any Lien granted or created on the Collateral by any Collateral Document shall cease to constitute a valid and perfected first priority Lien, free and clear of all other Liens except Liens permitted with respect to Collateral under Section 10.5.

As used in Section 11(k) above, the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Without limiting the remedies of the holder of the Notes hereunder and under applicable law and without prejudice to any action or remedy against the Obligors, Section 11(g), Section 11(h) and Section 11(i) shall not (1) prevent the Obligors from commencing any proceeding or filing any petition in Colombia under Colombian bankruptcy laws; (2) be construed to mean that the purpose of Section 11(g), Section 11(h) and Section 11(i) is to prevent or restrict, directly or indirectly, the commencement of proceedings against the Obligors in Colombia under Colombian bankruptcy laws; (3) prohibit the Obligors from negotiating or entering into a restructuring agreement under Colombian bankruptcy laws; or (4) impose any restrictions, prohibitions or disadvantageous effects (efectos desfavorables) on the Obligors for the negotiation or execution of a restructuring agreement under Colombian bankruptcy laws.

Section 12. Remedies on Default, Etc.

Section 12.1 Acceleration.

(a) If an Event of Default with respect to any Obligor described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

(d) Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each Obligor acknowledges, and the parties hereto agree, that each holder of a Note had the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for).

Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Finance Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Obligors have paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 19, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note or the Collateral Agent in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s or the Collateral Agent’s rights, powers or remedies. No right, power or remedy conferred by any Finance Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 17, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements and any Court Filing Duty.

Section 13. Tax Indemnification; FATCA Information.

(a) All payments whatsoever under this Agreement, the Notes and the other Finance Documents will be made by the relevant Obligor in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States of America (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is required by law.

(b) If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required from any amounts to be paid by any Obligor under any Finance Document, the relevant Obligor will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of such Finance Document after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of such Finance Document before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of:

(i) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is beneficially owned or attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the relevant Obligor, after November 5, 2021 (or, in the case of any Additional Subsidiary Guarantor, after the date such Additional Subsidiary Guarantor becomes a Subsidiary Guarantor), opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of any Finance Document are made to, the Taxing Jurisdiction imposing the relevant Tax;

(ii) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the applicable Obligor) in the filing with the relevant Taxing Jurisdiction or delivery to the applicable Obligor of Forms (as defined below) that are required to be filed by such holder or delivered to the applicable Obligor to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing or delivery of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission or delivery of such Forms (including refilings or renewals of filings) as may be specified in a written request of the applicable Obligor no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof);

(iii) Tax imposed under FATCA;

(iv) a Tax that is imposed by the so-called Luxembourg Relibi Law dated 23 December 2005, as amended;

(v) any Tax that is imposed other than by way of deduction or withholding; or

(vi) any combination of clauses (i), (ii), (iii), (iv) and (v) above;

provided further that in no event shall any Obligor be obligated to pay such additional amounts to any holder or beneficial owner of a Note (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on November 5, 2021 in excess of the amounts that such Obligor would be obligated to pay if such holder or beneficial owner had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and such Obligor shall have given timely notice of such law or interpretation to such holder.

(c) By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by any Obligor all such forms, certificates, sworn statements, documents and returns provided to such holder by such Obligor (collectively, together with instructions for completing the same, “Forms”), duly notarized and apostilled if applicable, required to be filed by or on behalf of or furnished by such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States of America and such Taxing Jurisdiction and (y) provide the applicable Obligor with such information with respect to such holder as such Obligor may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the relevant Obligor or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of such Obligor (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date.

(d) On or before the Restatement Date the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Colombia pursuant to Section 13(b)(ii), if any, and in connection with the transfer of any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required.

(e) If any payment is made by any Obligor to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by such Obligor pursuant to this Section 13, then, if such holder at its discretion (acting reasonably) determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the entitlement to the amount of such refund from the relevant taxing authority, reimburse to such Obligor such amount as such holder shall, in its discretion (acting reasonably), determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof.

(f) The applicable Obligor will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by such Obligor of any Tax in respect of any amounts paid under any Finance Document, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of such Obligor, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note.

(g) Notwithstanding Section 13(b)(v), if any Obligor is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which such Obligor would be required to pay any additional amount under this Section 13 (including as a result of the representation in Section 5.9(b) being incorrect), but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then such Obligor will promptly reimburse such holder for such payment (including any related interest, penalties and costs or expenses) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction.

(h) If any Obligor makes payment to or for the account of any holder of a Note pursuant to this Section 13 and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from such Obligor (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by such Obligor, subject, however, to the same limitations with respect to Forms as are set forth above.

(i) The obligations of the Obligors under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes.

(j) By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the applicable Obligor, or to such other Person as may be reasonably requested by such Obligor, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by such Obligor necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for such Obligor to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for such Obligor to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 13(j) shall require any holder to provide information that is confidential or proprietary to such holder unless the applicable Obligor is required to obtain such information under FATCA and, in such event, such Obligor shall treat any such information it receives as confidential.

(k) The Obligors shall pay and, within three Business Days of demand, indemnify each original Purchaser or holder against any cost, loss or liability that original Purchaser or holder incurs in relation to all stamp duty, registration and other similar Taxes payable, in respect of any Finance Document, other than any stamp duty, registration and other similar Taxes and fees payable on or by reference to or in consequence of the transfer or assignment of the whole or any part of the rights of a Purchaser under a Finance Document and any Luxembourg registration duties (droits d’enregistrement) payable due to the registration of the Notes or any Finance Document, when such registration is not required to maintain or preserve the rights of the original purchaser or holder under that Finance Document.

Section 14. Registration; Exchange; Substitution of Notes.

Section 14.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes (the “Register”). The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in the Register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 14.2 Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 20(a)(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. In the case of a surrender for registration of transfer of all of a holder’s Notes, such Note(s) shall be surrendered to the Company in accordance with the preceding sentence together with the related Pagaré and Instruction Letter and, within 10 Business Days thereafter, the Company and the Guarantors shall execute and deliver, at the Company’s expense, a new Pagaré and Instruction Letter for such Note(s), notarized by a Colombian notary public. Each such new Note and Pagaré shall be payable to such Person as such holder may request and shall be substantially in the forms of Schedule 1-A and Schedule 1-B, respectively. Each such new Instruction Letter shall be in favor of such Person as such holder may request and shall be substantially in the form of Schedule 1-C. Each such new Note and Pagaré shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note and Pagaré (or dated the date of the surrendered Note and Pagaré if no interest shall have been paid thereon). The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes and Pagarés, if applicable. Notes shall not be transferred in denominations of less than US$100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than US$100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. Each Purchaser and holder of a Note, by its acceptance of a Note, will be deemed to have agreed that such Purchaser or holder of a Note, as applicable, will not sell or otherwise transfer any Note to any Person organized or resident for tax purposes in Colombia.

Section 14.3 Replacement of Notes, Pagarés and Instruction Letters. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 20(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, Pagaré and/or Instruction Letter (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) evidence of the compliance by the relevant holder with the requirements of Article 398 of the Colombian General Process Code (Código General del Proceso), and

(b) (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the relevant holder is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least US$50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (ii) in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company and the Guarantors, as applicable, at the Company’s expense, shall execute and deliver, in lieu thereof, a new Note, Pagaré and/or Instruction Letter, as applicable, notarized by a Colombian notary public in the case of a Pagaré or Instruction Letter only, in the case of an Instruction Letter dated the date to which interest shall have been paid on the related Pagaré (or dated the date of the related Pagaré if no interest shall have been paid thereon), and in the case of a Note or a Pagaré dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or Pagaré (or dated the date of such lost, stolen, destroyed or mutilated Note or Pagaré if no interest shall have been paid thereon).

Section 15. Guaranty.

Section 15.1 Unconditional Guaranty.

(a) In consideration of the execution and delivery of this Agreement and the acquisition of the Notes by each of the Purchasers, each Guarantor hereby irrevocably, absolutely, unconditionally and jointly and severally with the other Guarantors guarantees to each holder, as a primary obligor and not merely as a surety, the due and punctual payment in full of (i) the principal of and interest on (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, judicial or extrajudicial recovery or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and any other amounts due under the Notes when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by acceleration or otherwise), (ii) any other sums which may become due and payable under the terms and provisions of the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein, and (iii) in the case of the Parent Guarantor, the performance of all other obligations to be performed by the Company under this Agreement (all such obligations described in clauses (i), (ii) and (iii) above are herein called the “Guaranteed Obligations”). The Guaranty in the preceding sentence is an absolute, present and continuing guaranty of payment and not of collectability and is in no way conditional or contingent upon any attempt to collect from the Company or any other guarantor of the Notes (including, without limitation, any other Guarantor) or upon any other action, occurrence or circumstance whatsoever. In the event that the Company shall fail so to pay when due any of such Guaranteed Obligations, each Guarantor agrees to pay the same when due to the holders entitled thereto, without demand, presentment, protest or notice of any kind, in lawful currency of the United States of America, pursuant to the requirements for payment specified in the Notes and this Agreement. Each default in payment of any of the Guaranteed Obligations shall give rise to a separate cause of action hereunder and separate suits may be brought hereunder as each cause of action arises. Each Guarantor agrees that the Notes issued in connection with this Agreement may (but need not) make reference to the Guaranty provided in this Section 15. Notwithstanding anything to the contrary in this Agreement or in any other Finance Document, the maximum liability of the Guarantors under this Agreement and under the other Finance Documents shall not exceed an amount equal to the total aggregate outstanding obligations of the Company under the Finance Documents and the term “Guaranteed Obligations” shall be so interpreted and limited.

(b) Each Guarantor agrees to pay when due and to indemnify and save each holder harmless from and against any damage, loss, cost or expense (including attorneys’ fees) which such holder may incur or be subject to as a consequence, direct or indirect, of (i) any breach by such Guarantor, by any other Guarantor or by the Company of any warranty, covenant, term or condition in, or the occurrence of any default under, the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein, together with all expenses resulting from the compromise or defense of any claims or liabilities arising as a result of any such breach or default, (ii) any legal action commenced to challenge the validity or enforceability of the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein and (iii) enforcing or defending (or determining whether or how to enforce or defend) the provisions of this Section 15.

(c) Each Guarantor hereby acknowledges and agrees that such Guarantor’s liability hereunder is joint and several with the other Guarantors and any other Person(s) who may guarantee the obligations and Indebtedness under and in respect of the Notes and this Agreement.

(d) Each Guarantor incorporated under the laws of Colombia expressly waives any defense, benefit or protection granted by Articles 2383 (beneficio de excusión) and 2392 (beneficio de division) of the Colombian Civil Code (Código Civil Colombiano). Each such Guarantor also waives any defense or right to not perform under this Section 15 on the basis of not having received any consideration or economic benefit as an inducement to grant the Guaranty set forth herein and declares and accepts that the obligations set forth in the Finance Documents shall be paid by such Guarantor even if such obligations become obligaciones naturales of the Company under Colombian law.

(e) Each Guarantor incorporated under the laws of Ecuador expressly waives any defense, benefit or protection granted by Articles 2264 (beneficio de excusión) and 2269 (beneficio de division) of the Ecuadorian Civil Code (Código Civil Ecuatoriano). Each such Guarantor also waives any defense or right to not perform under this Section 15 on the basis of not having received any consideration or economic benefit as an inducement to grant the Guaranty set forth herein and declares and accepts that the obligations set forth in the Finance Documents shall be paid by such Guarantor even if such obligations become obligaciones naturales of the Company under Ecuadorian law.

(f) Each Guarantor incorporated under the laws of Brazil hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any benefits to which it may be entitled as set forth in articles 333 (sole paragraph), and articles 364, 366, 368, 371, 821, 824, 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code, and Articles 130 and 794 of the Brazilian Code of Civil Procedure.

(g) Each Guarantor incorporated under the laws of Malta expressly waives any defense, benefit or protection granted by Article 1934 (benefit of discussion) and Article 1937 (benefit of division) of the Maltese Civil Code (Chapter 16, Laws of Malta) and expressly hereby renounces both such benefits for the purposes of Article 1935(a) and Article 1937(2) of the Maltese Civil Code. For the avoidance of doubt, the Guaranty provided by any Guarantor incorporated under the laws of Malta in this Section 15 does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of article 110 of the Maltese Companies Act (Chapter 386 of the Laws of Malta).

(h) The Parent Guarantor hereby confirms that no benefit of “discussion” (articles 2021 to 2024 Luxembourg Civil Code or any other statutory provision having a similar effect), “subrogation” (article 2029 Luxembourg Civil Code or any other statutory provision having a similar effect) and, to the extent relevant, “division” (article 2026 and 2027 Luxembourg Civil Code or any other statutory provision having a similar effect) applies to the guarantee granted under this section. To the extent necessary, the Parent Guarantor hereby waives, for so long as any Guaranteed Obligations remain outstanding, any personal right of recourse against the Company.

(i) Each Guarantor incorporated under the laws of El Salvador hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any benefits to which it may be entitled as set forth in Article 2107 (beneficio de excusión) of the El Salvador Civil Code.

(j) Each Guarantor incorporated under the laws of Peru hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any benefits to which it may be entitled as set forth in Articles 1879 (beneficio de excusión), 1884, 1885, 1896, 1887 (beneficio de división), 1897, 1898, 1899, 1900, 1901 and 1902 of the Peruvian Civil Code.

Section 15.2 Obligations Absolute. The obligations of each Guarantor hereunder shall be primary, absolute, irrevocable and unconditional, irrespective of the validity or enforceability of the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein, shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim such Guarantor may have against the Company or any holder or otherwise, and shall remain in full force and effect (to the extent permitted by applicable law) without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not such Guarantor shall have any knowledge or notice thereof), including, without limitation: (a) any amendment to, modification of, supplement to or restatement of the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein (it being agreed that the obligations of each Guarantor hereunder shall apply to the Notes, this Agreement, any other Finance Document or any such other instrument as so amended, modified, supplemented or restated) or any assignment or transfer of any thereof or of any interest therein, or any furnishing, acceptance or release of any security for the Notes or the addition, substitution or release of any other Guarantor or any other entity or other Person primarily or secondarily liable in respect of the Guaranteed Obligations; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein; (c) any bankruptcy, insolvency, arrangement, reorganization, judicial or extrajudicial recovery, readjustment, composition, liquidation or similar proceeding with respect to the Company or any Guarantor or the property of the Company or any Guarantor; (d) any merger, amalgamation or consolidation of any Guarantor or of the Company into or with any other Person or any sale, lease or transfer of any or all of the assets of any Guarantor or of the Company to any Person; (e) any failure on the part of the Company for any reason to comply with or perform any of the terms of any other agreement with any Guarantor; (f) any failure on the part of any holder to obtain, maintain, register or otherwise perfect any security; or (g) any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (whether or not similar to the foregoing), and in any event however material or prejudicial it may be to any Guarantor or to any subrogation, contribution or reimbursement rights any Guarantor may otherwise have. Each Guarantor covenants that its obligations hereunder will not be discharged except by indefeasible payment in full in cash of all of the Guaranteed Obligations in the agreed currency and at the agreed place of payment or, in the case of a Subsidiary Guarantor, in accordance with Section 9.7(c).

Section 15.3 Waiver. Each Guarantor unconditionally waives to the fullest extent permitted by applicable law, (i) notice of acceptance hereof, of any action taken or omitted in reliance hereon and of any default by the Company in the payment of any amounts due under the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein, and of any of the matters referred to in Section 15, (ii) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of any holder against such Guarantor, including, without limitation, presentment to or demand for payment from the Company or any Guarantor with respect to any Note, notice to the Company or to any Guarantor of default or protest for nonpayment or dishonor and the filing of claims with a court in the event of the bankruptcy or insolvency of the Company, (iii) any right to require any holder to enforce, assert or exercise any right, power or remedy including, without limitation, any right, power or remedy conferred in this Agreement or the Notes, (iv) any requirement for diligence on the part of any holder, (v) any other act or omission or thing or delay in doing any other act or thing which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor or in any manner lessen the obligations of such Guarantor hereunder and (vi) the Guarantors waive any right it may have of first requiring the beneficiary (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantors. This waiver applies irrespective of any law or any provision of a Document to the contrary.

Section 15.4 Obligations Unimpaired.

(a) Each Guarantor authorizes the holders, without notice or demand to such Guarantor or any other Guarantor and without affecting its obligations hereunder, from time to time: (i) to take and hold security for the payment of the Notes, this Agreement, any Finance Document or any other instrument referred to herein or therein, for the performance of the Guaranty provided in this Section 15 or otherwise for the Indebtedness guaranteed hereby and to exchange, enforce, waive, subordinate and release any such security; (ii) to apply any such security and to direct the order or manner of sale thereof as the holders in their sole discretion may determine; (iii) to obtain additional or substitute endorsers or guarantors or release any other Guarantor or any other Person or entity primarily or secondarily liable in respect of the Guaranteed Obligations; (iv) to exercise or refrain from exercising any rights against the Company, any Guarantor or any other Person; and (v) to apply any sums, by whomsoever paid or however realized, to the payment of the Guaranteed Obligations and all other obligations owed hereunder. The holders shall have no obligation to proceed against any additional or substitute endorsers or guarantors or to pursue or exhaust any security provided by the Company, such Guarantor or any other Guarantor or any other Person or to pursue any other remedy available to the holders. For the avoidance of doubt, the holders may, subject to obtaining the Parent Guarantor’s prior consent, (i) renew, compromise, extend, accelerate or otherwise change the time for payment of, all or any part of the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein or (ii) change any of the representations, covenants, events of default or any other terms or conditions of or pertaining to the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein, including, without limitation, decreases or increases in amounts of principal, rates of interest or any other obligation in accordance with Section 19.

(b) If an event permitting the acceleration of the maturity of the principal amount of any Notes shall exist and such acceleration shall at such time be prevented or the right of any holder to receive any payment on account of the Guaranteed Obligations shall at such time be delayed or otherwise affected by reason of the pendency against the Company, any Guarantor or any other guarantors of a case or proceeding under a bankruptcy, reorganization, judicial or extrajudicial recovery or insolvency law, such Guarantor agrees that, for purposes of this Agreement and its obligations hereunder, the maturity of such principal amount shall be deemed to have been accelerated with the same effect as if the holder thereof had accelerated the same in accordance with the terms of this Agreement, and such Guarantor shall forthwith pay such accelerated Guaranteed Obligations.

Section 15.5 Subrogation and Subordination.

(a) Each Guarantor will not exercise any rights which it may have acquired by way of subrogation under this Section 15, by any payment made hereunder or otherwise, or accept any payment on account of such subrogation rights, or any rights of reimbursement, setoff, counterclaim, contribution or indemnity or any rights or recourse to any security for the Notes or this Section 15 unless and until all of the Guaranteed Obligations shall have been indefeasibly paid in full in cash.

(b) Each Guarantor hereby subordinates the payment of all Indebtedness and other obligations of the Company or any other guarantor of the Guaranteed Obligations owing to such Guarantor, whether now existing or hereafter arising, including, without limitation, all rights and claims described in clause (a) of this Section 15.5, to the indefeasible payment in full in cash of all of the Guaranteed Obligations. If the Required Holders so request, while an Event of Default is continuing, any such Indebtedness or other obligations shall be enforced and performance received by such Guarantor as trustee for the holders and the proceeds thereof shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of any Guarantor under this Section 15. Notwithstanding the foregoing, repayments can be made in accordance with Section 10.10 while no Event of Default is continuing.

(c) If any amount or other payment is made to or accepted by any Guarantor in violation of any of the preceding clauses (a) and (b) of this Section 15.5, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the holders and shall be paid over to the holders promptly, in the form received (together with any necessary endorsements) to be applied to the Guaranteed Obligations, whether matured or unmatured, as may be directed by the Required Holders, but without reducing or affecting in any manner the liability of such Guarantor under this Section 15.

(d) Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that its agreements set forth in this Section 15 (including this Section 15.5) are knowingly made in contemplation of such benefits.

(e) Each Guarantor hereby agrees that, to the extent that a Guarantor shall have paid an amount hereunder to any holder that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the issuance and sale of the Notes (such net value, its “Proportionate Share”), such paying Guarantor shall, subject to this Section 15.5, be entitled to contribution from any Guarantor that has not paid its Proportionate Share of the Guaranteed Obligations. Any amount payable as a contribution under this Section 15.5(e) shall be determined as of the date on which the related payment is made by such Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder shall constitute an asset of such Guarantor to which such contribution is owed. Notwithstanding the foregoing, the provisions of this Section 15.5(e) shall in no respect limit the obligations and liabilities of any Guarantor to the holders of the Notes under the Notes, this Agreement, any other Finance Document or any other document, instrument or agreement executed in connection therewith, and each Guarantor shall remain jointly and severally liable for the Guaranteed Obligations until discharged or such Guarantor has been released in accordance with this Section 15.

Section 15.6 Reinstatement of Guaranty. The Guaranty provided in this Section 15 shall continue to be effective, or be reinstated, as the case may be, if and to the extent at any time payment, in whole or in part, of any of the sums due to any holder on account of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by a holder upon the insolvency, bankruptcy, dissolution, liquidation, judicial or extrajudicial recovery or reorganization of the Company or any other guarantors, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or any other guarantors or any part of its or their property, or otherwise, all as though such payments had not been made.

Section 15.7 Term of Guaranty. Subject to Section 9.7(c) in the case of any Subsidiary Guarantor, the Guaranty provided in this Section 15 and all guarantees, covenants and agreements of the Guarantors contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations shall be indefeasibly paid in full in cash and shall be subject to reinstatement pursuant to Section 15.6.

Section 15.8 Information Regarding the Company. Each Guarantor represents and warrants to each holder that (a) such Guarantor now has and will continue to have independent means of obtaining information concerning the affairs, financial condition and business of the Company, (b) such Guarantor has executed and delivered this Agreement without reliance upon any representation by the holders including, without limitation, with respect to (i) the due execution, validity, effectiveness or enforceability of any instrument, document or agreement evidencing or relating to any of the Guaranteed Obligations or any loan or other financial accommodation made or granted to the Company, (ii) the validity, genuineness, enforceability, existence, value or sufficiency of any property securing any of the Guaranteed Obligations or the creation, perfection or priority of any lien or security interest in such property or (iii) the existence, number, financial condition or creditworthiness of other guarantors or sureties, if any, with respect to any of the Guaranteed Obligations. No holder shall have any duty or responsibility to provide any Guarantor with any credit or other information concerning the affairs, financial condition or business of the Company which may come into possession of the holders.

Section 15.9 Spanish Law Provisions

(a) Each Spanish Guarantor acknowledges that any obligations under the terms and provisions of the Notes, this Agreement, any other Finance Document or any other instrument referred to herein or therein shall constitute, when due and payable, liquid, due and payable obligations of such Spanish Guarantor (deuda líquida, vencida y exigible).

(b) Each Spanish Guarantor waives the benefits of order, division and prior exhaustion of the Spanish Guarantor’s assets (beneficios de orden, división y excusión) provided for in articles 1,830 et seq. of the Spanish Civil Code and the exception for inability to subrogate in the position of each holder of the Notes provided for in article 1,852 of the Spanish Civil Code.

(c) Each Spanish Guarantor agrees that without notice to or consent of the Spanish Guarantors and without impairing or releasing the obligations of the Spanish Guarantors hereunder, the terms of any obligations or liabilities under the Finance Documents may be amended at any time, including the granting of extensions of the Maturity Date, to which each Spanish Guarantor expressly consents in the terms required by article 1,851 of the Spanish Civil Code.

(d) Each and any of the obligations and liabilities of any Spanish Guarantor under any Finance Document to which any of them is a party shall remain exactly within the terms stated herein irrespective of whether or not a holder of a Note votes in favor of the approval or ratification of a composition (convenio) or a restructuring plan (plan de reestructuración) of a Spanish Guarantor, or if the insolvency proceeding has been filed in Spain, unless a composition (convenio) or a restructuring plan (plan de reestructuración) is approved with respect to a Spanish Guarantor, in which case the obligations and liabilities of that Spanish Guarantor will be subject to the terms of the convenio or plan de reestructuración. The obligations and liabilities of all other Guarantors will remain unaltered in any of the aforementioned events.

(e) Notwithstanding the foregoing and any other provisions of this Agreement, the obligations and liabilities of any Spanish Guarantor under this Section 15, or any other provision of this Agreement (i) shall be deemed not to be assumed by such Spanish Guarantor to the extent that they constitute or may constitute unlawful financial assistance within the meaning of article 150 of the Spanish Companies Act (where such Spanish Guarantor is a Spanish public company (sociedad anónima)) or article 143 of the Spanish Companies Act (where such Spanish Guarantor is a Spanish limited liability company (sociedad de responsabilidad limitada)). Accordingly, the obligations and liabilities of any Spanish Guarantor under this Section 15 or any other provision of this Agreement and any of the other Finance Documents shall not include and shall not be extended to any repayment obligations with respect to financing used in or towards payment of, or refinance of, the purchase price or subscription for the shares or quotas in the Spanish Guarantor and/or the acquisition of, or subscription for, the shares or quotas in its controlling corporation directly or indirectly (or, where such Spanish Guarantor is a Spanish limited liability company (Sociedad de Responsabilidad Limitada), of any company of its group) and (ii) shall be limited to a maximum amount equal to twice its net equity (recursos propios) as reflected in the individual annual financial statements of the relevant Spanish Guarantor as of the year ended on December 31, 2023. The Parties agree that the limitation set out in item (ii) shall not apply as from the date on which one or more Liens in the form of a mortgage are created by any Guarantor pursuant to a Collateral Document and any such mortgage Lien remains in effect. To the extent that the limitation in item (ii) above remains in effect, it shall apply mutatis mutandis to each Lien created by any Spanish Guarantor that qualifies as a Spanish limited liability company (sociedad de responsabilidad limitada).

Section 16. Payments on Notes.

Section 16.1 Place of Payment. Subject to Section 16.2, payments of principal, and interest becoming due and payable on the Notes shall be made in New York, New York, United States of America at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

Section 16.2 Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 16.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note (or the related Pagaré or Instruction Letter related to such Pagaré) or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note (in the case of a payment or prepayment in full of all of such Purchaser’s Notes, together with the related Pagaré and the Instruction Letter related to such Pagaré) for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 16.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note (in the case of a sale or other disposition of all of such Purchaser’s Notes, together with the related Pagaré and the Instruction Letter related to such Pagaré) to the Company in exchange for a new Note or Notes (and a new Pagaré and Instruction Letter with respect to such Pagaré) pursuant to Section 14.2. The Company will afford the benefits of this Section 16.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 16.2.

Section 17. Expenses, Etc.

Section 17.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Obligors will pay, or cause to be paid, all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, or the Collateral Agent (or any Sub-Agents), local or other counsel) incurred by the Purchasers and each other holder of a Note, or the Collateral Agent (or any Sub-Agents), in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any other Finance Document (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any other Finance Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any other Finance Document, or by reason of being a holder of any Note or being the Collateral Agent (or any Sub-Agents), (b) the costs and expenses incurred by, or other payments required to be made by, the Purchasers or other holders of the Notes under Section 24.7, (c) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency, judicial or extrajudicial recovery or bankruptcy of any Obligor or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes or any other Finance Document, and (d) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (d) shall not exceed US$5,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).

The Obligors will pay, and will save each Purchaser and each other holder of a Note and the Collateral Agent (or any Sub-Agents) harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its acquisition of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or the Collateral Agent (or any Sub-Agents) or otherwise charges to a holder of a Note or the Collateral Agent (or any Sub-Agents) with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, other than, in the case of clause (iii) only, any claims, fees, indemnification payments or other amounts solely resulting from (a) such Purchaser or holder’s bad faith, fraud, gross negligence or willful misconduct, as determined by a final non-appealable decision of a New York State or federal court sitting in the Borough of Manhattan, the City of New York, or (b) such Purchaser or holder’s material breach of its obligations under this Agreement, solely amongst the Purchasers and/or the holders.

The Company shall pay to the Collateral Agent the fees set forth in the Collateral Agent Fee Letter in the amounts and at the times specified in the Collateral Agent Fee Letter.

Section 17.2 Certain Taxes

(a) Subject to Section 13(k), the Obligors agree to pay all stamp, documentary, court or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any other Finance Document or the execution and delivery or the enforcement of any of the Notes in the United States of America, Colombia, Luxembourg, Malta, Brazil, Peru, El Salvador or any other jurisdiction of organization of any Obligor or any other jurisdiction where any Obligor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement, any of the Notes or any other Finance Document and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by any Obligor pursuant to this Section 17, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Obligors hereunder.

(b) The Obligors agree to pay or, as applicable, reimburse each holder of a Note for any IOF/Exchange Tax that is paid or payable in connection with any payment in respect of such holder’s Notes.

Section 17.3 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each Obligor shall not assert, and hereby waives, any claim against any Purchaser, any holder of a Note, or any Related Party of any of the foregoing Persons (collectively, “Covered Persons”) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Finance Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof. No Covered Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Finance Documents or the transactions contemplated hereby or thereby.

Section 17.4 Survival. The obligations of the Obligors under this Section 17 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Finance Document, and the termination of this Agreement.

Section 18. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Obligor pursuant to this Agreement shall be deemed representations and warranties of such Obligor under this Agreement. Subject to the preceding sentence, this Agreement, the Notes, and any other Finance Documents embody the entire agreement and understanding between each Purchaser and the Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 19. Amendment and Waiver.

Section 19.1 Requirements. This Agreement, the Notes, the Pagarés and the Instruction Letters may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), only with the written consent of each Obligor and the Required Holders, except that:

(a) no amendment or waiver of any of Section 1, Section 2, Section 3, Section 4, Section 5, Section 6 or Section 23 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and

(b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) [reserved], (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver or the principal amount of the Notes that the Purchasers are to acquire hereunder, (iii) amend any of Section 8 (except as set forth in the second sentence of Section 8.2), Section 11(a), Section 11(b), Section 12, Section 13, Section 15, Section 19, Section 22 or Section 24.8, or (iv) limit the liability of any Guarantor under its Guaranty provided in Section 15 (except, in the case of an Additional Subsidiary Guarantor, to the extent provided in its Subsidiary Guarantor Joinder Agreement and agreed to by the Required Holders), or release any Guarantor from its Guaranty provided in Section 15 (except in accordance with Section 9.7(c)).

Section 19.2 Solicitation of Holders of Notes.

(a) Solicitation. The Obligors will provide each Purchaser and each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Purchaser and such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any other Finance Document. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 19 or any other Finance Document to each Purchaser and each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Purchasers or holders of Notes.

(b) Payment. No Obligor will directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any Purchaser or holder of a Note as consideration for or as an inducement to the entering into by such Purchaser or holder of any waiver or amendment of any of the terms and provisions hereof or of any Note or any other Finance Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each Purchaser and each holder of a Note even if such Purchaser or holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 19 or any other Finance Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) any Obligor, (ii) any Subsidiary or any other Affiliate of any Obligor or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with any Obligor and/or any of their respective Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 19.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 19 or any other Finance Document applies equally to all Purchasers and holders of Notes and is binding upon them and upon each future holder of any Note and upon each Obligor without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Obligor and any Purchaser or holder of a Note and no delay in exercising any rights hereunder or under any Note or any other Finance Document shall operate as a waiver of any rights of any Purchaser or holder of such Note.

Section 19.4 Notes Held by Obligors, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any other Finance Document, or have directed the taking of any action provided herein or in the Notes or any other Finance Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Obligor or any Affiliate of an Obligor shall be deemed not to be outstanding.

Section 20. Notices; English Language.

(a) Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (x) by e-mail or by facsimile if the sender on the same day sends a confirming copy of such notice by an internationally recognized commercial delivery service (charges prepaid) or (y) by an internationally recognized commercial delivery service (charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Grethel Ruth Moreno Romero, or at such other address as the Company shall have specified to the holder of each Note in writing,

(iv) if to the Parent Guarantor, to the Parent Guarantor, c/o the Company, at the address of the Company set forth at the beginning hereof to the attention of Grethel Ruth Moreno Romero, or at such other address as the Parent Guarantor shall have specified to the holder of each Note in writing, or

(v) if to any Subsidiary Guarantor, to such Subsidiary Guarantor, c/o the Parent Guarantor, at the address of the Company set forth at the beginning hereof to the attention of Grethel Ruth Moreno Romero, or at such other address as such Subsidiary Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 20 will be deemed given only when actually received.

(b) Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof.

(c) This Agreement has been prepared and signed in English and the parties hereto agree that the English version hereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof notwithstanding the preparation of any translation into another language hereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Colombia, Luxembourg, Malta, Brazil, Peru, El Salvador or any other jurisdiction in respect hereof.

Section 21. Reproduction of Documents.

This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes, Pagarés and Instruction Letters themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. Each Obligor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 21 shall not prohibit any Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 22. Confidential Information.

For the purposes of this Section 22, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Obligor or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature, including all such information made available to a Purchaser or a holder in a data room and in response to due diligence questions and the Finance Documents; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by any Obligor or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted and implemented by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent that such disclosure reasonably relates to the administration of the investment represented by its Notes) (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with this Section 22, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 22), (v) any Person from which it offers to purchase any security of the Parent Guarantor or the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 22), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that, in each case, requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any other Finance Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 22 as though it were a party to this Agreement. On reasonable request by an Obligor in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the relevant Obligor embodying this Section 22.

In the event that as a condition to receiving access to information relating to the Parent Guarantor or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 22, this Section 22 shall not be amended thereby and, as between such Purchaser or such holder and the Obligors, this Section 22 shall supersede any such other confidentiality undertaking.

The parties hereto acknowledge and agree that this Agreement may be disclosed to (a) Bancolombia S.A. and Banco Davivienda S.A. and their respective directors (or equivalent managers), officers, employees, attorneys, or other advisors, in each case, who have been informed of the confidential nature by the Company and who have agreed to treat such information as confidential and (b) any federal or state regulatory authority having jurisdiction over the Parent Guarantor or any Subsidiary (including, without limitation, the SEC, the Colombian Superintendence of Finance (Superintendencia Financiera de Colombia) or any similar Governmental Authority or any securities exchange).

Section 23. Substitution of Purchaser.

Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to acquire hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 23), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 23), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 24. Miscellaneous.

Section 24.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under the Notes or any other Finance Document without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 24.2 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with IFRS. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with IFRS, and (ii) all financial statements shall be prepared in accordance with IFRS. For purposes of determining compliance with this Agreement (including Section 9, Section 10, the definition of “Indebtedness” and any Incorporated Provision), any election by any Obligor or any Subsidiary to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, IFRS 9 – Financial Instruments, or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

Section 24.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 24.4 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in the other Finance Documents) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 24.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Unless a contrary indication appears, where it relates to a Person incorporated under the laws of Spain, any reference to (a) an “attachment” includes, without limitation, an embargo preventivo and an embargo ejecutivo; (b) a “composition, compromise, assignment or arrangement with any creditor” includes, without limitation, the celebration of a convenio in the context of an insolvency proceeding or a restructuring plan (plan de reestructuración) according to articles 614 et seq. of the Spanish Insolvency Act; (c) “guarantee or guaranty” includes, without limitation, any guaranty (fianza), surety (aval) and first demand guarantee (garantía a primer requerimiento); (d) “insolvency” (concurso or any other equivalent legal proceeding) and any step or proceeding related to it has the meaning attributed to them under the Spanish Insolvency Act and “insolvency proceeding” includes, without limitation, a declaración de concurso, necessary or voluntary (necesario o voluntario) and any notice to a competent court pursuant to articles 585 or 643 (comunicación de apertura de negociaciones o solicitud de homologación de un plan de reestructuración) of the Spanish Insolvency Act and its solicitud de inicio de procedimiento de concurso, auto de declaración de concurso, convenio judicial o extrajudicial con acreedores and transacción judicial o extrajudicial); (e) “person being unable to pay its debts” includes that person being in a state of insolvencia or concurso according to the Spanish Insolvency Act; (f) “receiver, administrator” or the like includes, without limitation, administración del concurso, administrador concursal, liquidador, experto en la reestructuración or any other person performing the same function includes an administrador judicial or any other person appointed as a result of any proceedings described in paragraphs (d) and (j); (g) “security interest or security” includes, without limitation, any mortgage (hipoteca mobiliaria o inmobiliaria), pledge (prenda con o sin desplazamiento posesorio), garantía financiera and, in general, any right in rem (garantía real) governed by Spanish law, created for the purpose of granting security; (h) “set-off“ includes the right to compensar under the Spanish Civil Code; (i) “control” has the meaning stated under article 42 of the Spanish Commercial Code; and (j) “winding-up, administration or dissolution” includes, without limitation, disolución, liquidación, or administración concursal or any other similar proceedings or situation under the Spanish corporate, commercial, insolvency and civil law regulation.

Section 24.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart hereof but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 24.6 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Section 24.7 Jurisdiction and Process; Waiver of Jury Trial.

(a) Each Obligor irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, each Obligor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto expressly, unconditionally and irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. To the fullest extent permitted by applicable law, each of the parties hereto further expressly, unconditionally and irrevocably waives any right to the jurisdiction of any other court over any suit, action or proceeding arising out of or relating to this Agreement or the Notes to which such party may be entitled by reason of its present or future domicile or otherwise.

(b) Each Obligor agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 24.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c) Each Obligor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.7(a) by mailing a copy thereof by registered, certified, priority or express mail, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 20, to the Process Agent, at 530 Seventh Avenue, Suite 508, New York, NY 10018, as its agent for the purpose of accepting service of any process in the United States of America. Each Obligor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d) Nothing in this Section 24.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Obligor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e) Each Obligor hereby irrevocably designates and appoints (including for the purpose of Article 684 of the Brazilian Civil Code) the Process Agent to receive for it, and on its behalf, service of process in the United States of America. The appointment by the Brazilian Obligor is made pursuant to the terms of Article 654 and 684 of the Brazilian Civil Code and for this purpose, the appointment and designation are considered made on the date hereof, in the city of New York.

(f) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 24.8 Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of any Obligor, shall constitute a discharge of the obligation of the relevant Obligor under this Agreement or the Notes only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in New York, New York, United States of America, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the New York Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, each Obligor agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “New York Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in New York, New York, United States of America.

Section 24.9 Special Waiver; No Immunity.

(a) To the extent that any Obligor may be entitled to the benefit of any provision of law requiring any holder in any suit, action or proceeding brought in a court of Colombia, Luxembourg, Malta, Brazil, Peru, El Salvador or any other jurisdiction arising out of or in connection with any of this Agreement or any other Finance Document, or the transactions contemplated hereby or thereby, to post security for litigation costs or otherwise post a performance bond or guaranty, or to take any similar action, such Obligor hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Colombia, Luxembourg, Malta, Brazil, Peru, El Salvador or, as the case may be, such other jurisdiction.

(b) To the extent that any Obligor may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document, to claim for itself or its properties, assets or revenues, any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, execution of a judgment or from any other legal process or remedy relating to its obligations under this Agreement or any other Finance Document, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable for purposes of such Act.

Section 24.10 Inconsistency with Pagarés. In the case of any inconsistency between the terms of this Agreement or any Note and the terms of any Pagaré (a) for purposes of presentment of such Pagaré in the courts of Colombia in connection with any legal action or proceeding (other than an action to enforce a judgment obtained in any other jurisdiction) brought in respect of such Pagaré in any such court, the terms of such Pagaré shall govern, and (b) for all other purposes, the terms of this Agreement and the Notes shall govern.

Section 24.11 Release of Claims.

(a) Effective on the Restatement Date, each Obligor hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by Purchasers’ liabilities, obligations and agreements on the date hereof, (b) the Purchasers have fully performed all undertakings and obligations owed to it as of the Restatement Date, and (c) none of the Purchasers waives, diminishes or limits any term or condition contained in the Existing Agreement, this Agreement, any Notes or any other Finance Documents. Each Obligor hereby remises, releases, acquits, satisfies and forever discharges the Purchasers and their Affiliates, and each of their respective agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Purchasers and their Affiliates (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, known or unknown, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof, relating to or arising under, the Existing Agreement, this Agreement, any Notes or any other Finance Documents. Without limiting the generality of the foregoing, each Obligor waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have relating to or arising under, the Existing Agreement, this Agreement, any Notes or any other Finance Documents as of the Restatement Date, including, but not limited to, the rights to contest (i) the right of Purchasers to exercise its rights and remedies described in this Agreement, the Note Purchase Agreement, any Notes or any of the other Finance Documents, (ii) any provision of the Existing Agreement, this Agreement, any Notes or any of the other Finance Documents, or (iii) any conduct of Purchaser or other Releasees relating to or arising out of the Existing Agreement, this Agreement, any Notes or any of the other Finance Documents on or prior to the date hereof.

(b) Effective on the Restatement Date, each Purchaser hereby remises, releases, acquits, satisfies and forever discharges the Obligors (“Obligor Releasees”), of and from any and all manner of actions, causes of action, suit, covenants, contracts, controversies, agreements, damages, judgments, claims and demands whatsoever, known, in law or in equity (collectively, “Claims”), which Purchaser ever had, now has or, to the extent arising from or in connection with any act, omission or fact that occurred or existed on or immediately prior to the Restatement Date against any of the Obligor Releasees, for, upon or by reason of any matter or cause whatsoever, relating to or arising under the Existing Agreement, in each case, other than any Claim (i) arising from matters or liabilities not previously disclosed in writing (including by way of filing on or furnishing to the United States Securities & Exchange Commission’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system) by any of the Obligor Releasees to each of the Purchasers prior to the date hereof, (ii) relating to any debt or monetary obligations owing by the Obligor Releasees under the Existing Agreement, any Finance Document (as defined in the Existing Agreement) or the Existing Notes, or (iii) for the avoidance of doubt, under this Agreement, any Notes or any other Finance Documents.

Section 24.12 Special Provisions on Spanish Enforcement Proceedings

(a) Each Spanish Guarantor, the Company and the Parent Guarantor (as applicable) undertake to raise (at its own cost) this Agreement, each Collateral Document to which each Spanish Guarantor is a party and any other Finance Document to which they are a party (as applicable) as the Required Holders may require to the status of a Spanish Public Document within 30 days (or such longer period as the Required Holders may agree at its sole discretion) from their request. Any amendments of the aforementioned documents shall be also raised to the status of a Spanish Public Document by the Spanish Guarantor, the Company and the Parent Guarantor (as applicable).

(b) Any notarial fees and any other costs, expenses and taxes in connection with any Spanish Public Document executed or granted in connection with any Finance Document (including any such costs of release of any copies of such Spanish Public Document) shall be satisfied in accordance with Section 17.

(c) Each Spanish Public Document shall (i) have the effects established under articles 517 et seq. of the Spanish Civil Procedure Act; and (ii) if necessary, for the purposes of articles 571 et seq. of the Spanish Civil Procedure Act, include an authorization in favor of each Purchasers to determine the amounts due and payable to such Purchaser under the Finance Documents that may be claimable in any executive proceeding.

(d) Each party hereto hereby expressly authorizes the Purchasers to request and obtain from the Spanish notary public before whom any Finance Document has been formalized, any further copy (copia autorizada con o sin carácter ejecutivo) of such Finance Document notarized.

(e) For the purposes of enforcing the provisions of, or foreclosing under, this Agreement and/ or any Collateral Document pursuant to Spanish law, each Purchaser), shall open and maintain a special ledger account (cuenta interna) in its books with respect to the Obligors, from which all interest, fees, expenses, default interest, additional costs and any other amounts that the Obligors owe to each Purchaser under the Finance Documents will be debited and into which all amounts received by or on account of each Purchaser from the Obligors under the Finance Documents will be credited, so that the balance of the ledger account represents the amount owed from time to time by the Obligors to the relevant Purchaser. In the event of assignment or transfer as provided in Section 14.2, the assignor will totally or partially cancel the referenced accounts, with corresponding accounts to be opened by the assignee.

(f) Any failure to keep the ledger accounts referred to in paragraph (e) above or any error in doing so will not, however, limit or otherwise affect the obligation of the Obligors to pay any amount owed pursuant to the Finance Documents.

(g) For the purpose of articles 571 et seq. of the Spanish Civil Procedure Act (i) the amount due and payable under the Finance Documents that may be claimed in any executive proceedings will be contained in a certificate supplied by the relevant Purchaser and will be based on the account maintained by such Purchaser in connection with the Finance Documents; (ii) the parties hereto expressly agree that such balance shall be considered as an acknowledgement of debt and may be claimed pursuant to the same provisions of such law; (iii) the determination of the debt to be claimed though the executive proceeding shall be effected by the relevant Purchaser, as the case may be) by means of the appropriate certificate evidencing the balance shown in the account maintained by such Purchaser in connection with the Finance Documents with respect to the Obligors; and (iv) the relevant Purchaser may have the certificate notarized.

(h) The relevant Purchaser may start executive proceedings by presenting to any relevant court (i) an original notarial copy of this Agreement and/or as required by law, the relevant Finance Document; and (ii) a notarial document (acta notarial) incorporating the certificate of such Purchaser referred to in paragraph (g)(i) above, evidencing that the determination of the amounts due and payable by the Obligors have been calculated as agreed in this Agreement and that such amounts coincide with the balance shown in the account maintained by such Purchaser in connection with the Finance Documents with respect to the Obligors.

*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Obligors, whereupon this Agreement shall become a binding agreement among you and the Obligors.

Very truly yours,

PROCAPS S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

PROCAPS GROUP, S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

C.I. PROCAPS S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

DIABETRICS HEALTHCARE S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

PHARMAYECT S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

PROCAPS, S.A. DE C.V.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Special Manager

BIOKEMICAL, S.A. DE C.V.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Special Manager

COLBRAS INDÚSTRIA E COMÉRCIO LTDA.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Attorney-in-Fact

By:	/s/ Melissa Andreia Silva Angelini
Name:	Melissa Andreia Silva Angelini
Title:	Attorney-in-Fact

Witnesses:

1.	/s/ Natalia Caballero
Name:	Natalia Caballero
Id:	C.C 53.145.522

2.	/s/ Maria Alejandra Molina
Name:	Maria Alejandra Molina
Id:	C.E. 723.124

SOFGEN PHARMACEUTICALS LLC

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

CRYNSSEN PHARMA GROUP LTD

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

FUNTRITION S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

RYMCO MEDICAL S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

PHARMARKETING, S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Treasurer and Authorized Signatory

UNIMED DEL PERÚ S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

CRYNSSEN PHARMA S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

FUNTRITION LLC

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

SOFGEN PHARMA LLC

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

INDUSTRIAS KADIMA S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

INVERSIONES JADES S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

INVERSIONES GANEDEN S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

INVERSIONES HENIA S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

INVERSIONES CRYNSEEN S.A.S.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

COLOMBIANA DE SUMINISTROS MÉDICOS HOSPITALARIOS LIMITADA - COLMED LTDA. (a.k.a. Colmed Ltda.)

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

ALLOPHANE HOLDINGS, S.L.

By:	/s/ Gonzalo Egas Bobo Mayor
Name:	Gonzalo Egas Bobo Mayor
Title:	Representative of the Sole Director, Ibertax Servicios Integrales, S.L.

UNIMED FARMACÉUTICA HOLDING S.L.

By:	/s/ Gonzalo Egas Bobo Mayor
Name:	Gonzalo Egas Bobo Mayor
Title:	Representative of the Sole Director, Ibertax Servicios Integrales, S.L.

CDI S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Director and Authorized Signatory

PHARMARKETING COSTA RICA S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Treasurer and Authorized Signatory

PHARMARKETING DOMINICANA, S.R.L.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Authorized Signatory

RODDOME PHARMACEUTICAL S.A.

By:	/s/ Mario Alberto Lopez León
Name:	Mario Alberto Lopez León
Title:	Director and Authorized Signatory

This Agreement is hereby
accepted and agreed to as
of the date hereof.

PURCHASERS:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	PGIM, Inc. (as Investment Manager)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

FORTITUDE LIFE INSURANCE & ANNUITY COMPANY, F/K/A PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By:	The Prudential Insurance Company of America, as administrator
By:	PGIM, Inc. (as Investment Manager)

By:	/s/ Michael Gurovitsch
Name:	Michael Gurovitsch
Title:	Vice President

CIGNA HEALTH AND LIFE INSURANCE COMPANY

By:	Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Senior Managing Director

Schedule A

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Additional Defaults” means those events of default under the Existing Agreement set forth on Schedule 1.6.

“Additional Subsidiary Guarantor” means a Subsidiary that has executed and delivered a Subsidiary Guarantor Joinder Agreement, so long as such Subsidiary has not been discharged and released from its obligations under this Agreement.

“Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.”

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to any Obligor, shall include (a) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting interests or Equity Interests in such Obligor or any of its Subsidiaries and (b) any Person in which the Obligors and their respective Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting interests or Equity Interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of any Obligor.

“Affiliated Lender” means any lender, noteholder or Person (other than any Category IV Creditor) that (i) is an Affiliate or (ii) holds a direct or indirect Equity Interests, in each case, in any Obligor or any Subsidiary.

“Agreement” means this Amended and Restated Note Purchase and Guarantee Agreement, including all Schedules attached to this Agreement.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, the criminal offenses related to corruption included in the Colombian Criminal Code (Código Penal Colombiano), Law 1474 of 2011 (Estatuto Anticorrupción) of Colombia, and Law 1778 of 2016 of Colombia or the Maltese Criminal Code (Chapter 9, Laws of Malta) or Articles 397, 397-A and 398 of Section IV of Chapter II of Title XVIII of the Peruvian Criminal Code, Peruvian Legislative Decree No. 635, Law No. 30424 (as amended by Legislative Decree No. 1352 and Law No. 30835) and its regulations approved by Peruvian Supreme Decree No. 002-2019-JUS, Legislative Decree No. 1385, Peruvian Law No. 30737 and Peruvian Supreme Decree No. 096-2018-EF, and the rules and regulations promulgated thereunder.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the United States Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act and articles 333 and 345 of the Colombian Criminal Code (Código Penal Colombiano) or the Prevention of Money Laundering Act (Chapter 373, Laws of Malta) and any regulations issued thereunder and the Maltese Criminal Code (Chapter 9, Laws of Malta) and any similar or equivalent legislation under the laws of any jurisdiction to which any of the Obligors is subject.

“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked under sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).

“Board Observer” has the meaning specified in Section 9.12.

“BOD Meeting” has the meaning specified in Section 9.12.

“Brazil” means the Federative Republic of Brazil.

“Business Day” means (a) for the purposes of Section 8.8 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, United States of America are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, United States of America or Colombia are required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with IFRS.

“Category IV Creditors” means the Purchasers and the Local Category IV Lenders.

“Category IV Indebtedness” means the Indebtedness under this Agreement and the Local Category IV Credit Agreements.

“Category IV Required Secured Parties” has the meaning ascribed to such term in the Pari Passu Intercreditor Agreement.

“Change of Control” means any Person (or any group of Persons acting together) other than the Permitted Holders collectively (a) owning, directly or indirectly, more than 50% of the Equity Interests in the Company, (b) owning, directly or indirectly, more than 50% of the voting Equity Interests in the Company entitled to vote at a general meeting of its shareholders or its equivalent body, (c) being entitled, directly or indirectly, whether through ownership of Equity Interests, contract or otherwise, to elect a majority of the board of directors or equivalent governing body of the Company and/or (d) being entitled, directly or indirectly, whether through ownership of Equity Interests, contract or otherwise, to direct or cause the direction of the management and policies of the Company.

“Cigna Group” means, collectively, the holders of Notes that are Affiliates of or are advised or managed by Cigna Investments, Inc. (or any Affiliate of Cigna Investments, Inc.).

“Closing” means the amendment and restatement of the Existing Agreement upon satisfaction or waiver of the conditions contained in Section 4.

“Closing Equity Contribution” means cash equity contributions, which shall be common equity, directly or indirectly in Parent Guarantor in an aggregate amount equal to, when combined with the Convertible Note Equity Contribution, at least U.S. $130,000.000.

“Code” means the United States Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.

“Colombia” means the Republic of Colombia.

“Collateral” means all the “Collateral” and “Mortgaged Property” (or similar terms in English or in other languages) referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Purchasers.

“Collateral Agent” means GLAS AMERICAS LLC.

“Collateral Agent Fee Letter” means that certain Indicative Fee Proposal for Agency Services, dated as of February 25, 2025, between, Company and Collateral Agent, as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the U.S. Pledge and Security Agreement, Malta Pledge Agreement, any Mortgages, the Intercompany Subordination Agreement, each Control Agreement, each U.S. Pledge and Security Agreement Joinder, each Intercompany Subordination Agreement Joinder, each Colombian Pledge Agreement, other security agreements, mortgages, pledge agreements, intellectual property security agreements, UCC financing statements and any fixture filings, or any similar or equivalent agreement, document or instrument in any Obligor Jurisdiction or any other applicable jurisdiction, including, without limitation, those set forth on Schedule 9.16, naming any Obligor as a debtor and the Collateral Agent as secured party, all recordings made with any office (including, without limitation, the United States Patent and Trademark Office and the United States Copyright Office) for recording interests in Intellectual Property or other assets, and all other agreements, mortgages, instruments and documents entered into or delivered by any Person from time to time to secure the payment or performance of all or any part of the obligations of the Obligors or any other Person to the Purchasers under this Agreement, the Notes or any other Finance Document, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Colombian Pledge Agreement” shall mean each pledge agreement to be entered into by the Collateral Agent on behalf of the Category 4 Creditors, as secured creditor and by (a) the shareholders of each of the Obligors organized under the laws of Colombia with respect to the Equity Interests of each such Obligor and (b) the Obligors organized under the laws of Colombia with respect to all of their assets that qualify as movable property under the laws of Colombia.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 22.

“Consolidated EBITDA” means, for any period of determination, in relation to a Person and its Subsidiaries, the Consolidated Net Income for such period plus (i) Consolidated Interest Expense for such period, (ii) provision for federal, state, local and foreign Taxes based on income, profits or capital payable or accrued for such period, including franchise and similar Taxes and foreign withholding Taxes paid or accrued during such period (and penalties and interest related to such Taxes or arising from any tax examination), (iii) the amount of depreciation and amortization expense for such period (including amortization of intangible assets and deferred financing fees or costs), (iv) extraordinary or non-recurring charges, expenses or losses, (v) other non-cash charges, expenses or losses, (vi) non-cash stock option and other equity-based compensation expenses, (vii) fees and expenses relating to this Agreement, (viii) any net loss for such period attributable to the early extinguishment of Indebtedness or to hedging obligation or other derivative instruments, (ix) any net loss from disposed abandoned or discontinued operations, and (x) the amount of any fees and expenses incurred or any amortization thereof in connection with any acquisition, investment, recapitalization, Disposition, issuance or repayment of Indebtedness or issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, to the extent not otherwise prohibited hereunder, provided that (x)(A) all such expenses and charges described in clauses (iv) through (x) above shall be identified in detail in the Officer’s Certificate delivered with respect to such period pursuant to Section 7.2, and (B) the aggregate amount of all such expenses and charges for any period in the fiscal years (1) ending December 31, 2025, December 31, 2026 and December 31, 2027, shall not exceed the amount equal to US $15,000,000 for such period, and (2) ending December 31, 2028 and December 31, 2029, shall not exceed an amount equal to US $10,000,000 for such period. Consolidated EBITDA shall (a) include the Consolidated EBITDA (calculated mutatis mutandis in the same way as described above) of (i) any Subsidiary that becomes an Obligor during such period or (ii) that is attributable to any business or asset acquired by the Obligors during such period, in each of cases (i) and (ii) as though such change of status or acquisition had occurred as of the first day of such period, and (b) exclude the Consolidated EBITDA (calculated mutatis mutandis in the same way as described above) of (i) any Subsidiary that ceases to be an Obligor during such period or (ii) that is attributable to any business or asset disposed of by the Obligors during such period, in each of cases (i) and (ii) as though such change of status or disposition had occurred as of the first day of such period (without duplication of the corresponding adjustments set forth in the definitions of “Consolidated Interest Expense” and “Consolidated Net Income”).

“Consolidated Interest Expense” means, for any period of determination, the consolidated interest expense with respect to Indebtedness (including amortizations of any discount on any Indebtedness) of the Parent Guarantor and its Subsidiaries for that period, in each case determined on a consolidated basis in accordance with IFRS and, in the case of any determination for a Relevant Period, as set forth in the consolidated financial statements of the Parent Guarantor for such period delivered to the holders in accordance with Section 7.1(a) or 7.1(b). For purposes of the foregoing, Consolidated Interest Expense shall be determined after giving effect to any net payments made or received by the Parent Guarantor or any of its Subsidiaries during the relevant period with respect to interest rate or currency Swap Contracts relating to Indebtedness for borrowed money. Consolidated Interest Expense shall (a) include the Consolidated Interest Expense (calculated mutatis mutandis in the same way as described above) of (i) any Subsidiary that becomes an Obligor during such period or (ii) that is attributable to any business or asset acquired by the Obligors during such period, in each of cases (i) and (ii) as though such change of status or acquisition had occurred as of the first day of such period, and (b) exclude the Consolidated Interest Expense (calculated mutatis mutandis in the same way as described above) of (i) any Subsidiary that ceases to be an Obligor during such period or (ii) that is attributable to any business or asset disposed of by the Obligors during such period, in each of cases (i) and (ii) as though such change of status or disposition had occurred as of the first day of such period.

“Consolidated Net Income” means, for any period, the net income (loss) of the Parent Guarantor and its Subsidiaries on a consolidated basis as determined in accordance with IFRS after deducting, to the extent included in computing said net income and without duplication, (i) the income (or deficit) of any Person (other than a Subsidiary of such Person), in which such Person or any of its Subsidiaries has any ownership interest, except to the extent that any such income has been actually received by such Person or such Subsidiary in the form of cash dividends or similar cash distribution, (ii) any gains or losses or other income which are non-recurring, extraordinary or attributable to discontinued operations, and (iii) gains or losses resulting from the write-up or write-down of any assets. Consolidated Net Income shall (a) include the Consolidated Net Income (calculated mutatis mutandis in the same way as described above) of (i) any Subsidiary that becomes an Obligor during such period or (ii) that is attributable to any business or asset acquired by the Obligors during such period, in each of cases (i) and (ii) as though such change of status or acquisition had occurred as of the first day of such period, and (b) exclude the Consolidated Net Income (calculated mutatis mutandis in the same way as described above) of (i) any Subsidiary that ceases to be an Obligor during such period or (ii) that is attributable to any business or asset disposed of by the Obligors during such period, in each of cases (i) and (ii) as though such change of status or disposition had occurred as of the first day of such period.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Parent Guarantor and its Subsidiaries that would be shown as assets on a consolidated balance sheet of the Parent Guarantor and its Subsidiaries prepared in accordance with IFRS as of such date.

“Consolidated Total Indebtedness” means, as of any date of determination, the aggregate Indebtedness of the Parent Guarantor and its Subsidiaries, determined on a consolidated basis in accordance with IFRS as of such date and, in the case of any determination as of a Determination Date, as set forth on the consolidated balance sheet of the Parent Guarantor as of such date delivered to the holders in accordance with Section 7.1(a) or 7.1(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.

“Control Agreements” means, collectively, Deposit Account Control Agreements and Securities Account Control Agreements.

“Controlled Entity” means (a) the Company, any of the Subsidiaries of the Company, and any of their or the Company’s respective Controlled Affiliates, (b) the Parent Guarantor, any of the Subsidiaries of the Parent Guarantor, and any of their or the Parent Guarantor’s respective Controlled Affiliates, and (c) if the Parent Guarantor has a parent company, such parent company and its Controlled Affiliates.

“Convertible Note Equity Contributions” means the conversion of the Convertible Notes into Ordinary Shares and the Warrants (in each case as defined in the Convertible Note Subscription Agreement) in accordance with the terms of Section 3 of the Convertible Note Subscription Agreement.

“Convertible Notes” means that certain (i) Secured Convertible Note, dated November 29, 2024, between, Parent Guarantor, and Hoche Partners Pharma Holding S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, for the original principal amount of US $20,000,000, and (ii) Secured Convertible Note, dated December 27, 2024, between, Parent Guarantor, and Hoche Partners Pharma Holding S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, for the original principal amount of US $20,000,000.

“Convertible Note Subscription Agreement” certain Secured Convertible Note Subscription Agreement dated November 29, 2024, between Parent Guarantor and Hoche Partners Pharma Holding S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg.

“Copyrights” means any and all of the following (whether now owned or hereafter adopted or acquired by a Person): works of authorship (whether or not published and whether or not copyrightable), copyrights (registered or otherwise) and registrations and applications for registration thereof, including, without limitation, (a) all restorations, reversions, renewals, reissues, continuations or extensions thereof, (b) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including, without limitation, payments under all Intellectual Property Licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, and (d) all of such Person’s rights corresponding thereto throughout the world.

“Court Filing Duty” means any filing duty or similar amount payable in the jurisdiction of organization of any Obligor in connection with the use in a judicial proceeding in such jurisdiction of this Agreement, the Notes or any other Finance Document or any other document related hereto or thereto or to the transactions contemplated herein or therein.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means the interest rate equal to 8.75% per annum.

“Deposit Account” has the meaning ascribed to such term in the UCC.

“Deposit Account Control Agreement” means any control agreement or similar agreement entered into by and among any Obligor, the Collateral Agent and any bank (as that term is defined in UCC Section 9-102(a)(8)) establishing or maintaining Deposit Accounts for such Obligor, in form and substance reasonably satisfactory to the Required Holders and the Collateral Agent, pursuant to which the Collateral Agent obtains “control” (within the meaning of 9-104 of the UCC) over such Deposit Accounts (including all funds and any other property from time to time held therein or credited thereto, including any free credit balance, together with any proceeds and profits thereof in any form).

“Determination Date” means the last day of a fiscal quarter of the Parent Guarantor.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” or “Dispose” means the sale, assignment, transfer, license, lease, conveyance or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes receivable or accounts receivable or any rights and claims associated therewith.

“Dollars”, “US$”, “$” or “USD” means lawful currency of the United States of America.

“El Salvador” means the Republic of El Salvador.

“Environmental Laws” means any and all applicable federal, national, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

“Equity Interests” means any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation (including beneficial interests in a trust), any and all warrants or options to purchase any of the foregoing or any securities convertible into or exchangeable or exercisable for any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with any Obligor under section 414 of the Code.

“EU Blocking Regulation” means the Council Regulation (EC) 2271/96.

“Event of Default” is defined in Section 11.

“Excess Cash Flow” means, for any fiscal quarter, the Liquidity of the Parent Guarantor and its Subsidiaries minus $15,000,000, as set forth in the certificate delivered pursuant to Section 7.2.

“Existing Agreement” is defined in Section 1.1.

“Existing Forbearance Agreement” means that certain Forbearance Agreement, entered into as of August 26, 2024, by and among, inter alios, Company, certain of the existing Restatement Date Subsidiary Guarantor, and the Purchasers, as amended, supplemented or otherwise modified prior to the Restatement Date.

“Existing Leases” means each of the lease agreements set forth on Schedule 10.5(c).

“Existing Notes” is defined in Section 1.1.

“Existing Notes Make-Whole Amount” means the “Make-Whole Amount” as defined in the Existing Agreement, and, as of the Restatement Date, is an amount equal to US$1,488,204.60.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the Restatement Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“Finance Documents” means this Agreement, the Notes, the Pagarés, the Collateral Documents, each Perfection Certificate, the Pari Passu Intercreditor Agreement, the Collateral Agent Fee Letter, the Instruction Letters, any Spanish Public Document granted in connection with the former documents and any other document designated a “Finance Document” in a writing signed by the Company or the Parent Guarantor, on the one hand, and the Required Holders, on the other hand.

“Fundamental Transaction” is defined in Section 10.2.

“Governmental Authority” means:

(a) the government of:

(i) the United States of America, Colombia, Luxembourg, Malta, Brazil, Peru, El Salvador, Panama, Spain or any state or other political subdivision of any thereof, or

(ii) any other jurisdiction in which any Obligor or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Obligor or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Group” means the Parent Guarantor and its Subsidiaries.

“Guarantors” means, collectively, the Parent Guarantor and each Subsidiary Guarantor.

“Guaranteed Obligations” is defined in Section 15.1(a).

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other monetary obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor. The verbs “guaranty” and “guarantee” shall have meanings correlative to the foregoing.

“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Section 7, Section 12, Section 19.2 and Section 20 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Holdover Interest” is defined in Section 1.1.

“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or Equity Interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or Equity Interests, if such shares, Equity Interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, Equity Interests, securities or rights representing less than 5% of the Equity Interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the Restatement Date.

“IFRS” means International Financial Reporting Standards, as in effect from time to time.

“Incorporated Provision” is defined in Section 9.9(a).

“Incorporated Provision Termination Date” means, in respect of any Incorporated Provision, the day on which the holders of Notes receive an Officer’s Certificate satisfying the requirements of Section 7.2 with respect to the next subsequent quarterly fiscal period of the Parent Guarantor following the quarterly fiscal period in which such Incorporated Provision is deleted or otherwise removed from all applicable Material Credit Facilities or all such Material Credit Facilities are terminated, as applicable.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business);

(c) all liabilities appearing on its balance sheet in accordance with IFRS in respect of Capital Leases;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) net payment obligations of such Person derived from factoring operations;

(g) all of such Person’s obligations to any landlord under any sale-leaseback that are classified as financial indebtedness in accordance with IFRS, with the exception of so-called operational leasing without the option of purchase or return of the property subject to such sale-leaseback;

(h) all financial obligations of such Person related to the purchase price of assets, goods or services with a term greater than 360 days that are classified as financial indebtedness in accordance with IFRS;

(i) the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(j) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (i) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (j) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under IFRS.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Instruction Letter” means, with respect to each Note, one letter of instruction, in favor of such Purchaser (or its nominee), in the form set out in Schedule 1-C.

“Intermediate Parent” means Crynssen Pharma Group Ltd, a private limited liability company registered and organized under the laws of Malta under company registration number C 59671.

“Intellectual Property” means all intellectual property, including (a) Copyrights, (b) Patents, (c) Trademarks, (d) Intellectual Property Licenses, (e) recipes, formulas and mixtures, (f) computer software, (g) trade secrets and confidential, technical and business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, (k) all other intellectual property or proprietary rights, (l) all claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, and (m) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future violations of any of the foregoing throughout the world.

“Intellectual Property Licenses” shall mean rights under or interest in any Patents, Trademarks, Copyrights or other Intellectual Property.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Restatement Date, made by the Parent Guarantor and its Subsidiaries in favor of the Collateral Agent for the benefit of the Purchasers.

“Intercompany Subordination Agreement Joinder” is defined in Section 9.7(a)(iv).

“Investments” means, as applied to any Person, (a) any direct or indirect acquisition by such Person of capital stock or similar equity interests, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the assets of any other Person (or of any division or business line of such other Person), (b) any direct or indirect loan, guarantee, advance (other than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)) or capital contribution by such Person to any other Person and (c) any other items that are or would be classified as investments on a balance sheet prepared in accordance with IFRS.

“IOF/Exchange Tax” is defined in Section 5.9(b).

“Leased Real Property” is defined in Section 5.10.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, garantía mobiliaria, caução, fiduciary lien (propriedade fiduciária), assignment for security purposes (including alienação fiduciária and cessão fiduciária), chattel mortgage, guarantee trust, passive easement, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Liquidity” shall mean, as of any Determination Date, the amount of unrestricted cash and cash equivalents of Parent Guarantor and its Subsidiaries as of such date.

“Local Category IV Lenders” means each of Bancolombia S.A., Banco Davivienda S.A., Banco BTG Pactual S.A. – Cayman Branch and Banco BTG Pactual Colombia S.A.

“Local Category IV Credit Agreements” means each of (i) Modificación Integral al Contrato de Crédito, dated as of the Restatement Date, between, inter alios, Company, Parent Guarantor, Bancolombia S.A. and Banco Davivienda S.A., as lenders, (ii) Modificación Integral al Contrato de Crédito, dated as of the Restatement Date, between, inter alios, Company, Parent and Banco BTG Pactual S.A. – Cayman Branch, as lender, and (iii) Modificación Integral al Contrato de Crédito, dated as of the Restatement Date, between, inter alios, Company, Parent and Banco BTG Pactual Colombia S.A., as lender, in each case, together with all material instruments, documents and agreements related thereto.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Malta” means the Republic of Malta.

“Malta Pledge Agreement” means the pledge agreement dated as of the Restatement Date whereby the all the capital issued by the Intermediate Parent is pledged by the Parent Guarantor in favor of the Collateral Agent in terms contained therein.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Parent Guarantor and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Obligors and their respective Subsidiaries taken as a whole, (b) the ability of the Obligors to perform their obligations under the Finance Documents to which they are a party taken as a whole, or (c) the validity or enforceability of any Finance Document or the rights and remedies any of the holders of the Notes are purported to have under any Finance Document against the Obligors taken as a whole.

“Material Credit Facility” means the Local Category IV Credit Agreements and the Working Capital Credit Facility.

“Material Subsidiary” means, at any date, each of the Restatement Date Subsidiary Guarantors and each other Subsidiary of the Parent Guarantor (other than the Company):

(a) that guarantees or is liable at such date, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility;

(b) whose total assets as of the most recent Determination Date (excluding assets constituting Equity Interests in other members of the Group), determined for such Subsidiary on an uncombined and unconsolidated basis, comprise 2.5% or more of Consolidated Total Assets as of such date (as reflected in the consolidated financial statements of the Parent Guarantor for such Determination Date delivered to the holders in accordance with Section 7.1(a) or 7.1(b)); provided that the Consolidated Total Assets of all Subsidiaries that are not Material Subsidiaries shall not exceed 5.0% of Consolidated Total Asset as of the last day of the most recently ended Determination Date; or

(c) beginning with June 30, 2027, whose portion of Consolidated EBITDA for the period of four consecutive fiscal quarters of the Parent Guarantor ending on the most recent Determination Date, determined for such Subsidiary on an uncombined and unconsolidated basis, comprises 2.5% or more of Consolidated EBITDA for such period (as reflected in the consolidated financial statements of the Parent Guarantor for such Determination Date delivered to the holders in accordance with Section 7.1(a) or Section 7.1(b)); provided that the Consolidated EBITDA of all Subsidiaries that are not Material Subsidiaries shall not exceed 5.0% of Consolidated EBITDA as of the last day of the most recently ended Determination Date;

“Material Property” means each of the manufacturing facilities of the Parent Guarantor and any of its Subsidiaries set forth on Schedule 10.5(b).

“Material Real Property” means (i) to the extent a reasonably recent appraisal or other third-party valuation is available for the relevant real property, any real property with a fair market value, on the basis of such appraisal, greater than or equal to $500,000, and (ii) if no such appraisal or other third-party valuation is available, any real property in respect of which the lower of (i) the book value and (ii) the fair market value, as reasonably determined by the Parent Guarantor in good faith, is greater than or equal to $500,000.

“Maturity Date” means December 31, 2029.

“More Favorable Provision” is defined in Section 9.9(a).

“Mortgages” means collectively, the deeds of trust, trust deeds and mortgages made by the Obligors in favor or for the benefit of the Collateral Agent on behalf of the Category IV Creditors in form and substance reasonably satisfactory to the Collateral Agent (at the direction of the Category IV Required Secured Parties), and any other mortgages executed and delivered pursuant to Section 9.14.

“Most Favored Lender Notice” means, in respect of any More Favorable Provision, a written notice to each of the holders of the Notes delivered no later than five Business Days after the inclusion of such More Favorable Provision in any Material Credit Facility (including by way of amendment or other modification of any existing provision thereof) from a Senior Financial Officer of the Company or the Parent Guarantor referring to the provisions and setting forth a reasonably detailed description of such More Favorable Provision (including any defined terms used therein) and related explanatory calculations, as applicable; provided that, in the case of any More Favorable Provision in effect on the Restatement Date and described in such Officer’s Certificate, the Officer’s Certificate delivered pursuant to Section 4.3(a) shall be deemed to constitute a Most Favored Lender Notice with respect to each such More Favorable Provision.

“Multiemployer Plan” means any “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners.

“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by any Obligor or any of its Subsidiaries primarily for the benefit of employees of any Obligor or one or more of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.

“Noteholder Sanctions Event” means, with respect to any Purchaser or holder of a Note (an “Affected Noteholder”), such Purchaser or holder or any of its affiliates being in violation of or subject to sanctions (a) under any U.S. Economic Sanctions Laws as a result of the Company or any Controlled Entity becoming a Blocked Person or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person or (b) under any similar laws, regulations or orders adopted by any State within the United States of America as a result of the name of the Company or any Controlled Entity appearing on a State Sanctions List.

“Notes” shall have the meaning set forth in the recitals to this Agreement and shall include each of the Existing Notes as amended in accordance with the terms of this Agreement.

“Notes Closing Equity Issuance” means the issuance by Parent Guarantor to the Purchasers, on a pro rata basis, of 131,798,311 ordinary shares of the Parent Guarantor.

“Notes Closing Equity Issuance Consideration Amount” means $8,320,427.36.

“Obligors” means, collectively, the Company and each Guarantor.

“Obligor Jurisdiction” means each of United States of America, Colombia, Luxembourg, Malta, Spain, Peru, Panama, El Salvador, Brazil, Guatemala, Dominican Republic, Costa Rica, Ecuador, and any other jurisdiction under the laws of which an Obligor is organized or of which an Obligor is a resident or where an Obligor has assets, business operations or is otherwise treated as engaged in business for purposes of the tax laws of such jurisdiction or any political subdivision or taxing authority of or in each such jurisdiction.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” of an Obligor means a certificate of a Senior Financial Officer or Responsible Officer (as applicable) of such Obligor, or of any other officer of such Obligor, whose responsibilities extend to the subject matter of such certificate.

“Owned Real Property” is defined in Section 5.10.

“Pagaré” means, with respect to each Note, one pagaré, payable to such Purchaser (or its nominee), in the form set out in Schedule 1-B.

“Parent Guarantor” is defined in the first paragraph of this Agreement.

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement among the Collateral Agent and the Obligors, in form and substance reasonably satisfactory to the Collateral Agent and the Company.

“Patents” means any and all of the following (whether now owned or hereafter adopted or acquired by a Person): (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, extensions and reexaminations), and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including, without limitation, payments under all Intellectual Property Licenses entered into in connection therewith and damages and payments for past, present or future infringements thereof, (e) the right to sue for past, present and future infringements thereof, and (f) all of such Person’s rights corresponding thereto throughout the world.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any plan, fund or other similar program that is established and maintained by the Parent Guarantor or any of its Subsidiaries primarily for the benefit of employees of the Parent Guarantor or any of its Subsidiaries which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.

“Perfection Certificate” means a certificate of a Responsible Officer of the Parent Guarantor and a Responsible Officer of the Company in form and substance satisfactory to the Required Holders providing information with respect to the property of each Obligor.

“Permitted Holders” means Hoche Partners Pharma Holding S.A., Chemo Project SA, Becaril, S.A., Santana S.A., Flying Fish Ventures LP and Saint Thomas Commercial S.A. and their respective Affiliates.

“Permitted Intercompany Indebtedness” means Indebtedness constituting loans made by (a) an Obligor to another Obligor, (b) a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor, provided that both the lender and the borrower are parties to the Intercompany Subordination Agreement, and (c) a Subsidiary that is not an Obligor to an Obligor, provided that both the lender and the borrower are parties to the Intercompany Subordination Agreement.

“Permitted Jurisdiction” means (a) the United States of America, (b) Colombia and (c) any other country that on April 30, 2004 was a member of the European Union (other than Portugal, Spain, Italy or Greece).

“Permitted Receivables Financing” means any one or more Receivables Financings and/or factoring financings that meets the following conditions: (a) the board of directors (or equivalent governing body) of the relevant Obligor shall have determined in good faith that such Receivables Financing and/or factoring is in the aggregate economically fair and reasonable to the relevant Obligor and its Subsidiaries, (b) all sales of accounts receivable and related assets by the relevant Obligor or any of its Subsidiaries to any third party Person (other than an Affiliated Lender) are made at fair value (as determined in good faith by the relevant Obligor), (c) [reserved], (d) such financing is consummated pursuant to customary contracts, arrangements or agreements on market terms for similar transactions and (e) [reserved]. The “amount” or “principal amount” of any Permitted Receivables Financing shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Receivables Financing, in each case outstanding at such time, or (2) in the case of any Permitted Receivables Financing in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer (other than any Receivables Subsidiary) in connection with its purchase of receivables less the amount of collections received by the relevant Obligor or any of its Subsidiaries in respect of such receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Permitted Non-Recourse Receivables Financing” means any Receivables Financing and/or factoring financings that meets the following conditions: (a) the board of directors (or equivalent governing body) of the relevant Obligor shall have determined in good faith that such Receivables Financing and/or factoring is in the aggregate economically fair and reasonable to the relevant Obligor and its Subsidiaries, (b) all sales of accounts receivable and related assets by the relevant Obligor or any of its Subsidiaries to any third party Person (other than an Affiliated Lender) are made at fair value (as determined in good faith by the relevant Obligor), (c) non-recourse to the relevant Obligor and any of its Subsidiaries and their assets, other than any recourse solely attributable to a breach by the relevant Obligor and any of its Subsidiaries of representations and warranties that are customarily made by a seller in connection with “true sale” financing of receivables on a non-recourse basis, and (d) such financing is consummated pursuant to customary contracts, arrangements or agreements entered into with respect to “true sale” of receivables on market terms for similar transactions.

“Permitted Reorganization” means any (i) Reorganization between and/or among members of the Group or (ii) the change in domicile of any entity of the Group (so long as such domicile is located in a Permitted Jurisdiction).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Peru” means the Republic of Peru.

“Plan” means an “employee pension benefit plan” (as defined in section 3(2) of ERISA) subject to Title IV of ERISA (other than a Multiemployer Plan) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Obligor or any ERISA Affiliate or with respect to which any Obligor or any ERISA Affiliate may have any liability.

“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar Equity Interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

“Prepayment Acceptance Notification Date” is defined in Section 8.10(a).

“Prepayment Notice” is defined in Section 8.10(a).

“Prepayment Date” is defined in Section 8.10(a).

“Process Agent” means CCS Global Solutions, Inc., with offices at 99 Washington Avenue, Suite 805A, Albany, New York 12210, United States of America.

“Pro Rata Share” means, with respect to any Note , an amount equal to the product of:

(a) the total amount of proceeds being applied or offered to be applied to the repayment or prepayment of Indebtedness pursuant to Section 8.12 or Section 10.7(i)(iii)(B), multiplied by

(b) a fraction, the numerator of which is the outstanding principal amount of such Note, and the denominator of which is the aggregate outstanding principal amount of all Category IV Indebtedness being repaid or prepaid pursuant to Section 8.12 or Section 10.7(i)(iii)(B).

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Prospective Lenders” is defined in Section 10.6(g).

“Prospective Terms” is defined in Section 10.6(g).

“Prudential Group” means, collectively, the holders of Notes that are Affiliates of or are advised or managed by PGIM, Inc. (or any Affiliate of PGIM, Inc.).

“PTE” is defined in Section 6.2(a).

“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Obligors and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Real Property” is defined in Section 5.10.

“Real Property Leases” is defined in Section 5.10.

“Receivables Financing” means any receivables purchase facilities, securitization, other receivables financing transaction or series of transactions that may be entered into by any Obligor pursuant to which such Obligor may sell, assign, contribute, convey or otherwise transfer to any Person (other than an Affiliated Lender) any accounts receivable (whether now existing or arising in the future) of such Obligor, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, any collections in respect of such accounts receivable, proceeds of such accounts receivable, and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions or other receivables financing involving accounts receivable.

“Register” is defined in Section 14.1.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates and, if such Person is a natural person, the spouses, siblings, children, grandchildren, nieces, nephews and other lineal descendants, estates and heirs, or any trust or other investment vehicle for the primary benefit of any such Person or their respective spouses, siblings, children, grandchildren, nieces, nephews and other lineal descendants, estates or heirs.

“Releasees” is defined in Section 24.11.

“Relevant Period” means a period of twelve consecutive months ending on a Determination Date.

“Relevant Provision” means (i) any information reporting requirement, affirmative or negative covenant or undertaking or any event of default that exists in any Material Credit Facility and (ii) any covenant (whether set forth as a covenant, undertaking, event of default, restriction, prepayment event or other such provision) that requires the Parent Guarantor (or the Parent Guarantor and its Subsidiaries) or the Company (or the Company and its Subsidiaries) to achieve or maintain a stated level of financial condition or performance and includes, without limitation, any requirement that such Persons:

(a) maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b) maintain any relationship of any component of its capital structure to any other component thereof (including without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth);

(c) maintain any measure of its ability to service its indebtedness (including exceeding any specified ratio of revenues, cash flow or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness); or

(d) not exceed any maximum level of indebtedness, priority indebtedness, liens, claims, liabilities or other obligations, whether crystallized or contingent.

“Reorganization” means an amalgamation, demerger, merger, consolidation, re-organization (including the incorporation of new Subsidiaries or change of the legal form of Subsidiaries existing as of the Restatement Date), liquidation, closure, winding up or other corporate reconstruction, or any other transaction of substantively similar effect.

“Required Holders” means (a) at any time prior to the Closing, the Purchasers, and (b) at any time on or after the Closing, the holders of more than 80% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Obligors or any of their Affiliates); provided that, notwithstanding the foregoing, if either of the Prudential Group or the Cigna Group sells or transfers, in the aggregate, more than 25% in principal amount of the Notes that it owns to any Person (other than (x) in the case of the Prudential Group, any Affiliate of PGIM, Inc. or any managed account, investment fund or other vehicle for which PGIM, Inc. (or any of its Affiliates) acts as the investment advisor or portfolio manager and (y) in the case of the Cigna Group, any Affiliate of Cigna Investments, Inc. or any managed account, investment fund or other vehicle for which Cigna Investments, Inc. (or any of its Affiliates) acts as the investment advisor or portfolio manager), “Required Holders” shall thereafter mean the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Obligors or any of their Affiliates).

“Responsible Officer” of an Obligor means any Senior Financial Officer of such Obligor and any other officer, director or representative of such Obligor with responsibility for the administration of the relevant portion of this Agreement and who is duly authorized to act under such Obligor’s organizational documents and applicable law.

“Restatement Date Defaults” means the Specified Defaults and the Additional Defaults.

“Restatement Date Subsidiary Guarantors” has the meaning set forth in the preamble to this Agreement.

“Restricted Payment” means (a) any dividend, charge, fee, remuneration or other distribution (or interest on any unpaid dividend, charge, fee, remuneration or other distribution) (whether in cash or in kind), direct or indirect, on or in respect of any Equity Interests of any Obligor or any Subsidiary, (b) any redemption, repurchase, defeasement, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Obligor or any Subsidiary, (c) any payment made, directly or indirectly, to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of any Obligor or any Subsidiary, (d) any payment, directly or indirectly, of any advisory or other fee to or to the order of any holder of Equity Interests of any Obligor or any Subsidiary (or any Affiliate), or (e) any payment, directly or indirectly, on Indebtedness owing to any holder of Equity Interests of any Obligor or any Subsidiary (or any Affiliate).

“Salvadoran Mortgage” means that certain Constitucion de Primera Hipoteca Abierta, dated as of February 18, 2025, by Procaps, S.A. de C.V. in favor of Banco Davivienda Salvadoreño, S.A., Banco Cuscatlan, S.A., Banco Promerica, S.A., Dr. Nico, S.C. de R.L. de C.V., Pentagono, S.A. de C.V. and Gems, S.A. de C.V.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Account Control Agreement” means any control agreement or similar agreement entered into as of the Restatement Date and from time to time thereafter, by and among any Obligor, the Collateral Agent, and any securities intermediary (as that term is defined in UCC Section 8-102(a)(14)) establishing or maintaining securities accounts (as such term is defined in UCC Section 8-501(a)) or similar accounts for such Obligor, in form and substance reasonably satisfactory to the Required Holders and the Collateral Agent, pursuant to which the Collateral Agent obtains “control” (within the meaning of Sections 8-106 and 9-106 of the UCC) over such securities accounts or similar accounts (including all securities (certificated and uncertificated), securities contracts, securities entitlements, instruments, documents, general intangibles, payment intangibles, money, interests in partnerships, limited liability companies and other non-corporate entities, commodity contracts, mutual fund shares, money market shares, participations in and obligations of any Person, however organized, and all other financial assets and property of every description from time to time held therein or credited thereto, including any free credit balance, together with any proceeds, profits and products thereof, replacements and substitutions therefor and dividends and distributions in any form in respect thereof, and all related investment property however evidenced, all rights incidental to the ownership of any of the foregoing, including without limitation, voting, conversion, registration, redemption, exchange and consensual rights and rights of recovery for violations of securities laws.

“Securities Act” means the United States Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” of an Obligor means the chief financial officer, principal accounting officer, treasurer or comptroller (or any other officer holding a title or role similar to any of the foregoing) of such Obligor.

“Solvent” means, with respect to any Person as of any date of determination, that as of such date (a) the fair market value of the assets of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (b) the present fair saleable value of the assets of such Person is greater than the sum of stated liabilities and identified contingent liabilities, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, (d) such Person does not have unreasonably small net worth (patrimonio), and (e) such Person is not unable to or has not been deemed to be unable to pay its debts as they fall due. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Source” is defined in Section 6.2.

“Spain” means the Kingdom of Spain.

“Spanish Civil Code” means the Royal Decree of 24 July 1889 publishing the Civil Code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil), as amended or substituted from time to time.

“Spanish Civil Procedure Act” means the Act 1/2020, of 7 January, on Civil Procedure (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended or substituted from time to time.

“Spanish Commercial Code” means the Royal Decree of 22 August 1885 publishing the Commercial Code (Real Decreto de 22 de agosto de 1885 por el que se publica el Código de Comercio), as amended or substituted from time to time.

“Spanish Companies Act” means the consolidated text of the Companies Act approved by the Royal Legislative Decree 1/2010, of 2 July (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital), as amended or substituted from time to time.

“Spanish Guarantor” means a Guarantor that is incorporated under the laws of Spain.

“Spanish Insolvency Act” means the consolidated text of the Insolvency Act approved by the Royal Legislative Decree 1/2020, of 5 May, (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal), as amended or substituted from time to time and, in particular, as amended by virtue of Law 16/2022, of 5 September, amending the consolidated text of the Insolvency Act (Ley 16/2022, de 5 de septiembre, de reforma del texto refundido de la Ley Concursal).

“Spanish Public Document” means, a documento público, being an escritura pública, póliza or efecto intervenido por fedatario público.

“Specified Defaults” has the meaning specified in the Existing Forbearance Agreement.

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

“Sub-Agent” has the meaning set forth in the Pari Passu Intercreditor Agreement.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of any Obligor.

“Subsidiary Guarantors” means, collectively, each Restatement Date Subsidiary Guarantor and each Additional Subsidiary Guarantor, in each case so long as such Subsidiary has not been discharged and released from its obligations under this Agreement.

“Subsidiary Guarantor Joinder Agreement” is defined in Section 9.7.

“Substitute Purchaser” is defined in Section 23.

“SVO” means the Securities Valuation Office of the NAIC.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Tax” means any tax (whether income, documentary, sales, value added, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.

“Trademarks” means any and all of the following (whether now owned or hereafter adopted or acquired by a Person): trademarks (whether or not registered), trade names, registered trademarks, trademark applications, service marks, registered service marks, corporate names and service mark applications, brand names, certification marks, collective marks, d/b/as, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, other indicia of origin, including, without limitation, (a) all reissues, continuations, extensions, modifications and renewals thereof, (b) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including, without limitation, payments under all Intellectual Property Licenses entered into in connection therewith and damages and payments for past, present or future infringements or dilutions thereof, (c) the right to sue for past, present and future infringements and dilutions thereof, (d) the goodwill of such Person’s business symbolized by the foregoing or connected therewith, (e) all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions and (f) all of such Person’s rights corresponding thereto throughout the world.

“Taxing Jurisdiction” is defined in Section 13(a).

“UK Blocking Regulation” means the Council Regulation (EC) 2271/96 as it forms part of domestic law of the United Kingdom by virtue of the European Union Withdrawal Act 2018.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States of America pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

“U.S. Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the Restatement Date executed by the Obligors in favor of the Collateral Agent.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary of the Parent Guarantor all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by, directly or indirectly, any one or more of the Parent Guarantor and the Parent Guarantor’s other Wholly-Owned Subsidiaries at such time.

“Working Capital Credit Facility” has the meaning set forth in Section 10.6(g).